Exhibit 10.8

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

between

AYALA PHARMACEUTICALS, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the date last signed by a party below (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), and Ayala Pharmaceuticals, Inc., a Delaware corporation, with its principal offices at c/o PHS Corporate Services 1313 N. Market Street, Suite 5100, Wilmington, DE 19801 (“Company”). BMS and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS and its Affiliates Control (as defined below) certain intellectual property rights with respect to the Licensed Compounds (as defined below); and

WHEREAS, Company desires to obtain from BMS the licenses set forth herein, and BMS desires to grant such licenses to Company, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.2 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” shall be presumed to exist if either of the following conditions is met: (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.3 “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws; provided, however that for purposes of the U.S., Approval means NDA Approval, for purposes of the EU, Approval means MAA Approval and for purposes of Japan, Approval means PMDA Approval.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.4 “BMS Know-How” means Know-How that, as of the Effective Date, is Controlled by BMS and directly relates to and is reasonably necessary for, Company’s Development and Commercialization of the Licensed Compounds and/or Licensed Products in the Field.

1.5 “BMS Patent Rights” means (a) the patents and patent applications listed in Appendix 1, (b) all divisionals, continuations, continuations-in-part (excluding claims in continuations-in-part that necessarily rely on new matter invented by BMS after the Effective Date) thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a) and (b), (d) all foreign counterparts of any of the foregoing in (a) through (c), including any patent applications filed under the Patent Cooperation Treaty (“PCT Applications”), and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a) through (d). BMS Patent Rights shall also include any claims in any patents or patent applications existing as of the Effective Date that are Controlled by BMS and cover the composition of matter of any intermediate or starting material reasonably necessary in or reasonably useful for the manufacture of any Licensed Compound as manufactured by BMS as of the Effective Date. BMS Patent Rights do not include any claims covering the composition of matter of any compound other than (i) a Licensed Compound or (ii) an intermediate or starting material reasonably necessary in or reasonably useful for the manufacture of any Licensed Compound as manufactured by BMS as of the Effective Date.

1.6 “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York or Tel Aviv, Israel are authorized or obligated by Law to close.

1.7 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8 “Calendar Year” means each one-year period commencing on January 1 and ending on December 31.

1.9 “cGMP” means as to the United States and the European Union, applicable good manufacturing practices as in effect in the United States and the European Union, respectively, during the term of this Agreement and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices as then in effect in the United States or the European Union.

1.10 “Clinical Trial” means any human clinical study of a pharmaceutical product.

1.11 “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.12 “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals and regulatory activities pertaining to same, marketing, promoting, distributing, importing or selling a Licensed Product.

1.13 “Commercially Reasonable Efforts” means[***].

1.14 “Competitive Compound” means any molecule that is not a Licensed Compound and is a Notch Inhibitor as its primary mechanism of action.

1.15 “Conditional MAA Approval” means any conditional MAA Approval granted by the EMA for a Licensed Product pursuant to Regulation (EC) No 726/2004 and Regulation (EC) No 507/2006, and each annual renewal thereof.

1.16 “Confidential Information” means all trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information (including all information and materials of a Party’s customers and any other Third Party and their consultants) that has been disclosed by a Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. “Confidential Information” of BMS shall include the BMS Know-How.

1.17 “Confirmed POC Clinical Trial” means a completed POC Clinical Trial that has met both its safety and primary efficacy endpoints.

1.18 “Controlled” or “Controls”, when used in reference to intellectual property, shall mean the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to the other Party or any Third Party, or to otherwise disclose proprietary or trade secret information to such other Party or to any Third Party, without breaching the terms of any agreement with any Third Party.

1.19 “Designated Approval” means NDA Approval, MAA Approval in any of France, Germany, Italy, Spain or the United Kingdom, or PMDA Approval in Japan.

1.20 “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, development manufacturing, delivery system development, quality assurance and quality control development, clinical studies (including pre- and post-Approval studies but specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals), statistical analysis, and post-marketing commitments/requirements. When used as a verb, “Develop” means to engage in Development.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.21 “Development Plan” means, with respect to a Licensed Product, a plan prepared by Company for the then current Calendar Year and [***] setting forth a summary of the Development activities to be conducted for such Licensed Product, including the indications expected to be targeted, a good faith estimate of reasonable timelines for completing key Development activities and filing of key regulatory submissions (including estimated timelines for commencement of each stage of clinical Development), and including, where known, the primary endpoints and any comparator or any agents used in combination with a Licensed Compound or Licensed Product for any such studies and any go-no-go decision criteria for any such studies. The initial Development Plan as of the Effective Date is attached hereto as Appendix 2, and may be amended by the Company from time to time at the Company’s sole discretion. A copy of the study protocol for a given study will be provided to BMS if available and if requested by BMS.

1.22 “Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any intellectual property right or license grant from the pharmaceutical manufacturers, to distribute (but not to market or promote) finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a Party or its Affiliates to research, Develop or manufacture any such Licensed Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Licensed Product in such country.

1.23 “Dollar” or “$” means the lawful currency of the United States.

1.24 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.25 “EU” means the member states of the European Union as of the Effective Date (including for the avoidance of doubt, the United Kingdom), and such other countries as may become part of the European Union after the Effective Date. For clarity, to the extent the United Kingdom and/or any other member state of the European Union would not anymore be a member of the European Union after the Effective Date, it shall still be included in this definition of EU for the purposes of this Agreement.

1.26 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.27 “Field” means all uses including the prevention, treatment or control of any human or animal disease, disorder or condition.

1.28 “First Commercial Sale” means, with respect to any Licensed Product in a country in the Territory, the first sale for use or consumption by the general public of such Licensed Product in such country after Approval of such Licensed Product in such country has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.29 “GAAP” means, for entities incorporated or organized in the U.S., generally accepted accounting principles, consistently applied, and for entities incorporated or organized outside the United States, either U.S. generally applicable accounting principles or International Financial Reporting Standards, as consistently used and applied by such entity for its other products.

1.30 “Generic Products” means with respect to a particular Licensed Product in a country, a pharmaceutical product that (a) contains the same or substantially the same active ingredient(s) as such Licensed Product, (b) is approved for use in such country by the applicable Regulatory Authority, whether approved under an NDA, ANDA, an application under 505(b)(2), or any equivalent thereof, or otherwise by a Regulatory Authority and (c) is sold in the same country as such Licensed Product by any Third Party that is not a Sublicensee of Company or its Affiliates and did not purchase such product in a chain of distribution that included any of Company or any of its Affiliates or its Sublicensees.

1.31 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.32 “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts, including as applicable clinical trial applications (CTAs), clinical trial exemptions (CTXs), and investigational medicinal product dossiers.

1.33 “Initiation” means, when used with respect to a Clinical Trial, the dosing of the first patient with the first dose in such Clinical Trial.

1.34 “Know-How” means tangible and intangible information, techniques, technology, practices, inventions (whether patentable or not), methods, knowledge, know-how, trade secrets, data and results (including all biological, chemical, pharmacological, toxicological, clinical, analytical and quality control data and methods (including any applicable reference standards), manufacturing assay and related data, data and results relating to drug substance, drug product, starting materials, and radiolabeled compounds, know-how and trade secrets), but excluding any Patent Rights.

1.35 “Knowledge” means, with respect to a Party or its Affiliates, the actual knowledge of its [***] without any duty to conduct any additional investigations with respect to such facts and information.

1.36 “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any Regulatory Authority that may be in effect from time to time.

1.37 “Licensed Compounds” means the proprietary BMS compounds known as BMS-906024 and BMS-986115 and further described on Appendix 3, and any salt, free acid/base, solvate, hydrate, stereoisomer and polymorphic form thereof, and any prodrug, conjugate or complex thereof.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.38 “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients controlled by the Company), in all forms, presentations, formulations and dosage forms.

1.39 “MAA” means a marketing authorization application filed for Approval in the EU of the applicable Licensed Product.

1.40 “MAA Approval” means Approval by the EMA of a MAA filed with the EMA for the applicable Licensed Product under the centralized European procedure. If the centralized EMA filing procedure is not used, MAA Approval shall be achieved upon [***].

1.41 “MAA Filing” means the validation by the EMA of the filing of an MAA for the applicable Licensed Product. If the centralized EMA filing procedure is not used, MAA Filing shall be achieved upon [***].

1.42 “Major Market Countries” means the following countries: [***]. “Major Market Country” means any one of these countries.

1.43 “NDA” means a new drug application filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S.

1.44 “NDA Approval” means the final approval of an NDA for a given indication by the FDA for the applicable Licensed Product in the U.S.; provided, that, for milestone payment purposes, NDA Approval shall in any event be deemed achieved upon First Commercial Sale in the U.S. for such Indication.

1.45 “NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Licensed Product.

1.46 “Net Sales” means, with respect to any Licensed Product, the gross amount of monies billed in arm’s-length transactions by a Party, an Affiliate of such Party, or any permitted Sublicensee (or such Sublicensee’s Affiliates) (all of the foregoing persons and entities, for purposes of this definition and Sections 8.4, 8.6, and 8.7), shall be considered a “Related Party”) for sales of such Licensed Product to a Third Party, less the sum of the following (to the extent separately stated on the invoice, actually paid or credited by Company and its Affiliates and Sublicensees in effecting such sale and not reimbursed by any Third Party):

(a) discounts (including cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Product, including Product returned in connection with recalls or withdrawals;

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c) freight, postage, shipping, outbound transportation, and insurance charges, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Licensed Products; and

(d) taxes or duties levied on, absorbed or otherwise imposed on sale of the Licensed Product, including import, export, excise and sales taxes, customs duties, value-added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the Third Party), as adjusted for rebates and refunds, in each case as accounted for by the Related Party recording such Net Sales.

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Licensed Products except as permitted pursuant to clauses (a) to (d) of the foregoing sentence; provided that, Licensed Products transferred to Third Parties in connection with clinical and non-clinical research and trials, Licensed Product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in accordance with applicable local laws and regulations in which a Related Party agrees to forego a normal profit margin for good faith business purposes shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor exceeding the cost of goods.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Licensed Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Related Party, Net Sales shall be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on the fair market value of the Licensed Products, as determined by the Parties in good faith. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Licensed Product, (ii) sales to a Third Party Distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Sublicensee, (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Licensed Product and (iv) if a Related Party receives in-kind consideration for the sale of the Licensed Product, then Net Sales shall be calculated as the fair market value of the Licensed Product, as determined by the Parties in good faith.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the invoice price of the Licensed Product if sold separately, and D is the invoice price of the Combination Product. If neither the Licensed Product nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales in accordance with the formulas provided above in this paragraph [***] where such Licensed Product or other active ingredient(s) are sold separately, or, if neither the Licensed Product nor the other active ingredient(s) are sold in any other countries, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account [***].

Should Company, its Affiliates or Sublicensees enter into a Third Party agreement for the purchase of a Licensed Product that provides discounts or rebates on such Licensed Product that are conditioned on pricing terms or conditions for purchase of another product or products owned or Controlled by Company, its Affiliates or Sublicensees, as the case may be, then the discount or rebate on such Licensed Product under such agreement shall be determined, for purposes of determining Net Sales under this Agreement for a given accounting period, based on [***].

1.47 “Notch Inhibitor” means any molecule that acts through binding and inhibiting, one or more of Notch1, Notch2, Notch3, and/or Notch4 receptors.

1.48 “Patent Rights” means (a) patents and patent applications, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign counterparts of any of the foregoing in (a)-(c), including PCT Applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a)-(d).

1.49 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

1.50 “Phase II Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, as described in 21 C.F.R. 312.21(b), or a similar clinical study prescribed by a Regulatory Authority outside the U.S.

1.51 “Phase III Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range and dose duration to be prescribed, which trial is intended to support Approval of a Licensed Product, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by a Regulatory Authority outside the U.S.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.52 “PMDA” means the Japanese Pharmaceutical and Medical Device Agency or its successor, or Ministry of Health, Labour and Welfare.

1.53 “PMDA Approval” means Approval by the PMDA of a MAA filed with the PMDA for the applicable Licensed Product in Japan; provided, that, for milestone payment purposes, PMDA Approval shall in any event be deemed achieved upon First Commercial Sale in Japan for such Indication.

1.54 “PMDA Filing” means the acceptance by the PMDA of the filing of an MAA for the applicable Licensed Product in Japan.

1.55 “POC Clinical Trial” means a Clinical Trial intended as a registration trial that will form the basis for obtaining Approval, whether or not such Clinical Trial is designated as a Phase III Trial.

1.56 “Regulatory Authority” means any Governmental Authority, including the FDA, PMDA or EMA, that has responsibility in countries in the Territory over the Development and/or Commercialization of the Licensed Compounds and/or Licensed Products.

1.57 “Sublicense Revenues” means all consideration Company and/or its Affiliates receives from a Sublicensee pursuant to any Sublicense, including any upfront payment, milestone payments and royalty payments, collaboration fee, and premiums on equity investments in Company (with the premium to be reasonably allocated to the value of the Licensed Compound and Licensed Product as compared the Company’s compounds and products (if any)), but excluding, for clarity, any amounts received by Company: (a) as bona fide, fair market value, actual reimbursement for research, Development or Commercialization activities performed or paid for by Company after the grant of a License, and only to the extent they are documented and are reasonably detailed in a written report provided to BMS; (b) for reimbursement of Company’s fully-burdened cost to manufacture and supply Licensed Products or Licensed Compounds; (c) in the form of bona fide loans made by Sublicensee to Company not forgiven by Sublicensee; (d) payment or reimbursement of reasonable patent expenses actually incurred or paid by Company and not otherwise reimbursed; or (e) payments to Company for the purchase of equity in Company at the fair market value of such equity. For clarity, in the event a Sublicense by Company includes both a grant of rights under any of the rights licensed to Company by BMS under Section 2.1 with respect to any Licensed Product or Licensed Compound and a grant of rights to Patent Rights Controlled by Company other than such rights licensed to Company by BMS under Section 2.1 (“Other Sublicensed IP”), the Parties shall negotiate in good faith a reasonable adjustment to the applicable Sublicense Revenue that takes into account the relative value of the Other Sublicensed IP; provided that if the Parties cannot agree on such adjustment then the Parties shall select an independent appraiser to determine such adjustment.

1.58 “Sublicense” means a grant of rights by Company to a Sublicensee under any of the rights licensed to Company by BMS under Section 2.1 with respect to the Development, manufacture, or Commercialization of any Licensed Product or Licensed Compound. For clarity, a Distributor is not considered a Sublicensee.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.59 “Sublicense Agreement” means a written, definitive agreement for a Sublicense.

1.60 “Sublicensee” means any Third Party to whom rights are granted under any of the rights licensed to Company by BMS under Section 2.1 with respect to any Licensed Product or Licensed Compound, including through any license, sublicense, co-development, co-discovery, co-promotion, distribution, joint venture, Development and Commercialization collaboration or similar transaction between Company (or an Affiliate of Company) and a Third Party.

1.61 “Territory” means worldwide.

1.62 “Third Party” means any Person other than Company, BMS, and their Sublicensees, and any Affiliates of Company, BMS and their Sublicensees.

1.63 “United States” or “U.S.” means the United States of America including Puerto Rico and any U.S. territories and possessions.

1.64 “Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been finally abandoned, finally rejected or expired; provided, however, that if a claim of a pending patent application shall not have issued within [***] years ([***]) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Section
BMS	Preamble
BMS Reversion Products	13.4.1
Company	Preamble
Effective Date	Preamble
Force Majeure	15.3
Indemnification Claim	12.3
Indemnitee	12.3
Indemnitor	12.3
Indication	8.2.1(v)

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Inventory Disposal Period	13.4.6
Joint Invention	10.1
Joint Patent Rights	10.1
Know-How Transfer Period	3.1.1
Liability Cap	9.5
Losses and Claims	12.1
“Party” or “Parties”	Preamble
PCT Application	1.5
Pharmacovigilance Agreement	3.5
Related Party	1.46
Reversion cGMP Clinical Materials	13.4.5
Reversion cGMP Commercial Materials	13.4.6
Royalty Term	8.4.2
Safety Reasons	13.3.4
Surviving Sublicensee	2.2.1(g)
TA Period	3.2
Third Party Compensation	8.4.4(a)
Title 11	13.9
Transferred Materials	4.1
Triggering Event	5.6.2

ARTICLE 2

LICENSE GRANT

2.1 BMS Patent Rights and BMS Know-How. Subject to all the terms and conditions set forth in this Agreement, BMS hereby grants to Company a non-transferable (except in accordance with Section 15.4), exclusive license, with the right to grant Sublicenses in accordance with Section 2.2, under the BMS Patent Rights and BMS Know-How solely to research, discover, Develop, make, have made, use, sell, offer to sell, export, import and Commercialize Licensed Compounds and/or Licensed Products in the Field in the Territory.

For clarification, nothing in this Section 2.1 or this Agreement shall be interpreted as a grant of rights to make, have made, sell, use, co-formulate or use in combination a Licensed Compound with any (i) molecule that is not a Licensed Compound and is proprietary to BMS or its Affiliates or would require a license from BMS with respect to the composition, method of use or manufacture of such other molecule, or (ii) that is or could be subject to a governmental grant providing marketing exclusivity with respect to such compound or such product (such as data

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

exclusivity under the FDA’s Orange Book or under national implementations of Article 10.1 of Directive 2001/EC/83), including but not limited to, in each case (i) and (ii), any such compound or such product that is being developed or sold (as of the Effective Date or in the future) by BMS or its Affiliates or by contractors or collaborators with or on behalf of BMS or its Affiliates.

2.2 Sublicenses. Prior to a Confirmed POC Clinical Trial, Company shall have no right to grant Sublicenses with respect to the rights licensed to Company under Section 2.1 without BMS’s prior written consent; provided that, in each case where BMS provides such prior written consent, such Sublicenses are granted solely in accordance with this Section 2.2. Following a Confirmed POC Clinical Trial, Company shall have the right to grant Sublicenses with respect to the rights licensed to Company under Section 2.1 as follows: (x) to an Affiliate, without the prior written consent of BMS, (y) to a Third Party [***] and (z) to a Third Party not included in (y), subject to BMS’ prior written consent (not to be unreasonably withheld), provided that, in each case (x), (y) and (z), such Sublicenses are granted solely in accordance with this Section 2.2. For the purposes of this Section 2.2, [***].

2.2.1 Company shall have the right to enter into a Sublicense Agreement with a Third Party, provided that:

(a) such Sublicense Agreement shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and, shall not limit Company’s ability to fully perform all of its obligations under this Agreement or BMS’ rights under this Agreement;

(b) in such Sublicense Agreement, the Sublicensee shall agree in writing to be bound to Company by terms and conditions that allow Company to fully perform the corresponding terms and conditions of this Agreement;

(c) within [***] days after the execution of such Sublicense Agreement, Company shall provide a copy of such Sublicense Agreement to BMS, redacted, only as necessary, to remove content unrelated to obligations due to BMS;

(d) Company shall remain primarily responsible for all payments due and the making of reports under this Agreement by its Sublicensees and for compliance by its Sublicensees with all applicable terms of this Agreement (including, without limitation, its payment obligations under Sections 11.1 and Articles 8 and 10 hereof), and shall use Commercially Reasonable Efforts to monitor such Sublicensees’ compliance with the terms of such License. Company shall remain jointly and severally liable with each of its Sublicensees (whether or not such Sublicensee is an Affiliate of Company) for any failure by such Sublicensee to comply with the terms and conditions of this Agreement;

(e) the Sublicensee shall assume and agree in writing to be bound by and comply with the terms and conditions of this Agreement in the same manner as Company, including, without limiting the generality of the foregoing, the Sublicensee shall agree in writing to (i) maintain insurance coverage at no less than the levels set forth in Section 12.4, (ii) keep books and records substantially in accordance with Section 8.7, including permitting audit and inspection rights in accordance with Sections 8.7.3 and 8.7.4, and (iii) the right of termination provided in Section 13.2;

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f) such Sublicensee shall not have the right to grant further Sublicenses with respect to the Development or Commercialization of Licensed Products, except in accordance with and subject to all of the terms and conditions of this Section 2.2 and all of the other terms and conditions of this Agreement;

(g) any Sublicense rights granted by Company in a Sublicense Agreement (to the extent such Sublicense rights are granted to Company in this Agreement) shall terminate effective upon the termination under Article 13 of the license from BMS to Company with respect to such sublicensed rights, provided that such Sublicense rights shall not terminate if, as of the effective date of such termination under Article 13, the Sublicensee is not in material breach of its obligations to Company under its Sublicense Agreement, the Sublicensee was previously granted an exclusive Sublicense to Develop and Commercialize the Licensed Products or Licensed Compounds, and within [***] days of such termination the Sublicensee agrees in writing to be bound directly to BMS under a license agreement substantially similar to this Agreement with respect to the rights Sublicensed hereunder, substituting such Sublicensee (a “Surviving Sublicensee”) for Company, and provided further that (A) such license agreement shall not prejudice any remedy either Party may have against the other in connection with such termination of this Agreement (in whole or in part); (B) the scope of the rights granted to the Surviving Sublicensee under such license agreement (with respect to licensed activities, Licensed Products and territory) shall be equal to the scope of the rights that had been sublicensed by Company to the Surviving Sublicensee pursuant to the Sublicense Agreement; (C) Company shall no longer be obligated under this Agreement to pay amounts set forth in this Agreement, to the extent such amounts are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination; (D) such license agreement shall obligate the Surviving Sublicensee to pay directly to BMS amounts corresponding to those set forth in Article 8 which are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination, as well as any additional financial consideration it had committed to pay Company or any of Company’s Affiliates as milestone and royalty obligations and other collaboration fees; (E) the Sublicensee cures any payment default of the Company to BMS as of the effective date of termination; and (F) such license agreement shall not modify the rights and obligations of the Parties following any termination of this Agreement in whole or in part; and

(h) the provisions of this Section 2.2 shall also apply in the event of any subsequent amendment or modification of any such Sublicense Agreement.

2.2.2 For clarity, where provisions of this Agreement provide that Company shall be “solely” responsible or the like with respect to a matter (for example, Sections 5.4, 5.5, or 7.1), it is understood that such responsibilities may be carried out or borne on Company’s behalf by an Affiliate of Company or by a permitted Sublicensee or contractor of Company.

2.2.3 It shall be a material breach of this Agreement for Company to enter into any Sublicense hereunder not in compliance with this Section 2.2.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.3 No Trademark License. No right or license, express or implied, is granted to Company to use any trademark, trade name, trade dress, domain name, logos, slogans, or service mark owned or Controlled by BMS or any of its Affiliates. Company, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Licensed Products and its activities conducted pursuant to this Agreement, if any, and shall own and Control such trademarks.

2.4 No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.5 Retained Rights. All rights not expressly granted by a Party hereunder are reserved by such Party and may be used by such Party for any purpose. Without limiting the foregoing, BMS retains all rights to use and for its Affiliates to use the Licensed Compounds, the BMS Know-How and the BMS Patent Rights for any internal research purposes in the Field to research, develop and commercialize any molecules other than the Licensed Compounds and Licensed Products, and for the manufacture of any compound that is not a Licensed Compound, provided that such molecules and/or compounds are not Notch Inhibitors as their primary mechanism of action. BMS also expressly reserves and retains the right to make, have made and use any Licensed Compound for use as an intermediate or starting material in the manufacture of any compound that is not a Licensed Compound. Nothing in this Agreement shall prevent BMS and its Affiliates from using for any purpose any BMS Know-How that is in the public domain as of the Effective Date (or enters the public domain thereafter) and is not covered by a Valid Claim of a BMS Patent Right licensed to Company hereunder.

ARTICLE 3

TRANSFER OF KNOW-HOW, TECHNICAL ASSISTANCE

3.1 Documentation.

3.1.1 During the [***] period following Company’s request (the “Know-How Transfer Period”), which request shall be made by Company within [***] following the Effective Date (provided that if Company does not provide such request within the [***] period following the Effective Date, the Know-How Transfer Period will automatically commence on the date that is [***] after the Effective Date), BMS shall provide Company with electronic (or tangible embodiments, if electronic is not available) of the Know-How listed on Appendix 6, including copies of originals of laboratory notebooks or pages thereof and, where required by Company to fulfill its duties under applicable Law, copies of manufacturing run records required to be maintained by BMS under applicable Law; provided that, with respect to BMS Know-How contained in laboratory notebooks, BMS shall be required to provide Company with copies of those laboratory notebook pages (electronic copies, if they exist) [***] that contain BMS Know-How relating to Licensed Compounds. Such documentation is Confidential Information of BMS shall not be used by Company for any purpose other than for the discovery, research, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) of Licensed Compounds and/or Licensed Products in accordance with this Agreement. Company shall assume full responsibility and liability to BMS for any unauthorized

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

use or disclosure of such Confidential Information. BMS shall be responsible for the cost of providing one (1) set of copies (electronic, where they exist) only. BMS shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Company, provided that, such material will be delivered to Company unencrypted (or if encrypted, provided with a means for unencrypting). Any and all materials and other BMS Know-How delivered to Company pursuant to this Section 3.1 are and shall remain the sole property of BMS.

Without limiting the foregoing, if, within [***] after the Effective Date Company reasonably determines that there is additional, specific BMS Know-How Controlled by BMS and its Affiliates that existed as of the Effective Date that is reasonably necessary for the continued Development or manufacture (but only those manufacturing and formulation processes, techniques and trade secrets used by BMS for making such Licensed Compounds as of the Effective Date) of any Licensed Compound or Licensed Product that has not been provided during the Know-How Transfer Period, then Company may request within such [***] period that BMS transfer to Company such additional BMS Know-How and BMS will use Commercially Reasonable Efforts to locate and provide same, provided that BMS shall not be required to conduct an unreasonable search for any such additional BMS Know-How.

3.1.2 Notwithstanding Section 3.1.1 or 3.2, nothing herein shall require BMS to transfer, disclose or provide to Company (i) any reagents, assays or other tangible biological or chemical materials that are not listed on Appendix 4, and (ii) any general information or know-how that should reasonably be known to a pharmaceutical company engaged in the research, development, manufacture or commercialization of small molecules for the treatment of cancer.

3.1.3 Any data or information included in the INDs to be transferred under Section 3.3 does not need to be separately transferred pursuant to Section 3.1.1 or Section 3.2.

3.2 Technical Assistance. During the [***] period following the Effective Date (the “TA Period”), BMS shall reasonably cooperate with Company to assist Company with understanding and using the BMS Know-How provided to Company under Section 3.1. Such cooperation shall include, without limitation, providing Company with reasonable access by teleconference or in-person at BMS’ facilities (subject to BMS’ customary rules and restrictions with respect to site visits by non-BMS personnel) to BMS personnel who are appropriately qualified and experienced for such purpose, and to the extent reasonably available, to BMS personnel who were directly involved with the research or development of Licensed Compounds or Licensed Products prior to the Effective Date. In no event shall BMS be obligated to provide Company with more than (x) [***] hours of technical assistance and consultation in connection with the BMS Know-How transferred under Section 3.1 to the extent the Know-How does not relate to manufacturing Know-How, and (y) [***] hours technical assistance and consultation in connection with the BMS Know-How transferred under Section 3.1 to the extent it relates to manufacturing Know-How; provided that upon Company’s request, BMS shall provide additional technical assistance beyond the foregoing, at a mutually agreed commercially reasonable hourly rate, up to an additional [***] hours. Further: (i) such access shall be requested and coordinated through a single contact person to be designated by BMS, (ii) BMS makes no warranty, express or implied, that Company shall be able to successfully implement and use the BMS Know-How, and (iii) BMS shall not be in default hereunder for any inadvertent failure to disclose all pertinent

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

information related to the BMS Know-How, provided that such information shall be supplied to Company promptly upon discovery of such failure to disclose or upon request of Company identifying with reasonable specificity the nature of the information to be disclosed. Company shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.

3.3 INDs. BMS will use its Commercially Reasonable Efforts to assign and transfer within [***] days after Company’s request (which request by Company shall come within [***] days after the Effective Date) all of its rights, title and interests in and to any INDs for the Licensed Compounds. Company will cooperate in connection therewith and shall perform all duties under such INDs from and after such assignment. Subject to the foregoing, the Parties will reasonably cooperate to ensure an orderly transition of duties under such INDs and to fulfill applicable filing obligations with regulatory authorities.

3.4 Safety Database. BMS shall transfer to Company the safety database for the Licensed Compounds, in a mutually agreeable format, as soon as practicable subsequent to the Effective Date as agreed to by the Parties, and Company shall thereafter perform all responsibilities thereafter with respect to reporting of adverse events and pharmacovigilance relating to the Licensed Compounds.

3.5 Pharmacovigilance Agreement. Within [***] after the Effective Date, BMS and the Company (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall define and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in connection with the use of the Licensed Compound(s) until such time that all pharmacovigilance responsibilities have transferred from BMS to Company. These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Licensed Compound(s). Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. Until such guidelines and procedures are set forth in a written agreement between the Parties (hereafter referred to as the “Pharmacovigilance Agreement”), the Party responsible for pharmacovigilance prior to execution of this Agreement shall have sole Pharmacovigilance responsibility for the Licensed Compound(s) subject to all applicable regulations and guidelines. In the event that this Agreement is terminated, the Parties agree to implement the necessary procedures and practices to ensure that any outstanding pharmacovigilance reporting obligations are fulfilled.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 4

TRANSFER OF MATERIALS

4.1 Materials. Within [***] days after requested by Company, but no later than [***] days after the Effective Date, BMS shall transfer to Company those Licensed Compounds identified in Appendix 4, ex-works (EXW) at the applicable BMS facility(ies), in the quantities set forth in Appendix 4 (any such materials that are actually transferred, the “Transferred Materials”). Title and risk of loss shall be transferred to and borne by Company upon delivery of the Transferred Materials by BMS to a common carrier for shipment to Company, and Company shall be responsible for any indirect taxes levied upon the transfer, including customs duties and import VAT if applicable. Other than the Transferred Materials, or as otherwise included within the scope of BMS Know-How (but subject to Section 3.1.2), BMS shall have no other obligation to provide Company with any compounds or other materials, such as assays or biomaterials, under this Agreement. Any such Transferred Materials identified as cGMP materials in Appendix 4 (the “cGMP Materials”) shall be accompanied by a certificate of analysis, certificate of manufacturing, batch records and other such documentation, information materials as may be required under Applicable Law to enable use of such cGMP Material in human Clinical Trials, including written certification, and BMS hereby represents and warrants, that such cGMP Materials were both (a) manufactured, and (b) stored and handled at all times following such manufacture, in accordance with cGMP. Except for the express representations and warranties made above in this Section 4.1, BMS makes no other representations or warranties, express or implied, as to the Transferred Materials, including any warranty as to merchantability or fitness for a particular use or purpose. Any requalification required for Transferred Materials that are not cGMP Materials will be [***]. Company agrees that: (a) Company shall be fully responsible for its and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling and disposition of the Transferred Materials, (b) under no circumstances shall BMS be liable or responsible for Company’s or its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of the Transferred Materials, and (c) Company assumes sole responsibility for any claims, liabilities, damages and losses that might arise as a result of Company’s and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of any Transferred Material. Company shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind, arising out of or relating to Company’s, or any of its Affiliates’, Sublicensees’ or contractors’ use, storage, handling or disposition of any Transferred Material. Transferred Materials may only be provided by Company to Affiliates of Company, Sublicensees and contractors of Company.

ARTICLE 5

DEVELOPMENT

5.1 Development. Company shall itself or through its Affiliates or Sublicensees use Commercially Reasonable Efforts to Develop at least one Licensed Product, including by (i) setting forth in the Development Plan a program of Development activities and reasonable estimated timelines therefor for each phase of pre-clinical and clinical Development for Licensed Compounds and Licensed Products, and (ii) assigning appropriately qualified and experienced personnel to perform and monitor the progress of, or overseeing Third Parties who perform, such Development activities on an on-going basis. The initial Development Plan as of the Effective

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Date is attached hereto as Appendix 2, and may be amended by the Company from time to time at the Company’s sole discretion. During the Term, Company shall (a) provide BMS no later than March 1 of each Calendar Year with a copy of the revised Development Plan for each Licensed Compound and Licensed Product for such Calendar Year and [***], and (b) within a reasonable period of time notify BMS if, as a result of interactions with Regulatory Authorities in relation to the Licensed Product, Company reasonably determines that the estimated timelines for Development and Commercialization for Licensed Products set forth in the Development Plan are likely to be delayed so as to have a material adverse effect on such Development and Commercialization of Licensed Products, and shall within a reasonable period of time thereafter update the Development Plan to reflect such revised estimated timelines. Company shall within [***] notify BMS of any change in any study that is likely to have a material adverse effect on the Development and Commercialization of Licensed Compounds or Licensed Products included in the Development Plan last provided to BMS of which it becomes aware and the reasons therefor.

5.2 Development Reports. Company shall provide BMS with written Development reports [***] each Calendar Year during the term of Development activities summarizing (but without disclosing specific data or results) such activities in reasonably sufficient detail to enable BMS to determine Company’s compliance with its diligence obligations in Section 5.1; provided that beginning in 2021, Company shall provide BMS with such written Development reports [***]. Such reports shall include without limitation (a) the research and other Development activities accomplished by Company under the existing Development Plan through the end of the immediately preceding six-month period ending December 31 or June 30, as the case may be, with respect to Licensed Compounds and Licensed Products (provided that Development reports beginning in 2021 shall instead include the research and other Development activities accomplished by Company under the existing Development Plan through the end of the immediately preceding Calendar Year with respect to Licensed Compounds and Licensed Products), (b) updates on Company’s progress against the existing Development Plan, and (c) any revisions proposed to be made to any Development Plan for the then current Calendar Year; provided, however, that the first such report shall be due no later than March 1, 2018. If any such Development obligations have been sublicensed to a Sublicensee, Company shall require the Sublicensee to provide to BMS the same information as required of Company hereunder with respect to the progress of the development of Licensed Compounds and Licensed Products by such Sublicensee. If requested by BMS, Company (and, if applicable, Sublicensee) personnel who prepared the report will meet with BMS at a reasonable time and place (which may be by teleconference) and upon reasonable advance written notice to discuss any reasonable questions or comments that BMS might have on the report and Company’s development activities.

5.3 Records. Company shall maintain complete and accurate records of all work conducted in furtherance of the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products and all results, data and developments made in furtherance thereof to the extent required under applicable Laws. Such records shall properly reflect all work done and results achieved in sufficient detail and in good scientific manner to the extent required under applicable Laws.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.4 Development Responsibilities and Costs. As between the Parties, Company shall have sole responsibility for, and shall bear the cost of conducting, research and Development with respect to the Licensed Compounds and/or Licensed Products. Company shall research and Develop the Licensed Compounds and/or Licensed Products in compliance with all applicable Laws, including all legal and regulatory requirements pertaining to the design and conduct of Clinical Trials. For clarity, BMS shall be responsible for the payment of all payment obligations to any third Parties pursuant to licenses obtained by BMS with respect to any Third Party Know How or Third Party Patent Rights included in the BMS Know-How or BMS Patent Rights, respectively, except with respect to Third Party Compensation, which shall be determined pursuant to 8.4.4(a).

5.5 Regulatory Responsibilities and Costs. As between the Parties, Company shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and/or Licensed Products. Except as set forth in Article 13, Company shall own all INDs, Approvals and submissions in connection therewith and all Approvals shall be obtained by and in the name of Company.

5.6 Competitive Compound.

5.6.1 During [***], neither Company nor its Affiliates (or any Sublicensee of Company or any Affiliate of such Sublicensee) shall itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the clinical Development or Commercialization of a Competitive Compound. [***].

5.6.2 Notwithstanding Section 5.6.1, if Company or any of its Affiliates, either through its own development efforts or by acquisition, or obtains ownership of or a license to, or is acquired by or otherwise merges with an entity (or an Affiliate of such entity) that owns or has a license to, a Competitive Compound, in all such cases that would result in a violation of Section 5.6.1 (any such event, a “Triggering Event”), then Company shall notify BMS in writing and elect (as applicable) one of the following actions within [***] after such Triggering Event:

(a) divest itself of such Competitive Compound and notify BMS in writing of such divestiture, which divestiture may occur by an outright sale to a Third Party of all of Company’s and its Affiliate’s rights to such Competitive Compound or by an outlicense arrangement under which Company has no continuing active involvement in the development or commercialization of such Competitive Compound [***]; or

(b) Company shall notify BMS in writing whether Company desires to negotiate terms under which the Competitive Compound would be included as a Product within this Agreement. [***].

ARTICLE 6

COMMERCIALIZATION

6.1 Company Obligations. Company shall use Commercially Reasonable Efforts to (i) obtain Approvals in [***] for at least one Licensed Product, (ii) effect the First Commercial Sale of each Licensed Product for which such Approvals are obtained into each of such Major Market Countries as soon as reasonably practicable after receipt of such Approvals and (iii)

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Commercialize each such Licensed Product in each of such Major Market Countries following such First Commercial Sale therein with the goal of maximizing the Net Sales of such Licensed Product in such Major Market Countries. As between the Parties, Company shall have sole responsibility for, and shall bear the cost of, Commercializing Licensed Products.

6.2 Continued Availability. Following the First Commercial Sale of a Licensed Product in a country in the Territory and until the expiration or termination of this Agreement, Company shall be responsible for manufacturing (or having manufactured) at its sole expense and using Commercially Reasonable Efforts to maintain supplies of such Licensed Product sufficient to satisfy Company’s expected Commercialization efforts in such country.

6.3 Reports. Following the First Commercial Sale of a Licensed Product in a country in the Territory, Company shall provide BMS with a written report within [***] days of the filing of the Company Annual Report with the U.S. Securities and Exchange Commission (or if no such report is filed, then within [***] days after the end of a Calendar Year), summarizing significant commercial activities with respect to Licensed Products during the just ended Calendar Year in countries in which there has been a First Commercial Sale of a Licensed Product, broken out separately for each applicable Major Market Country, [***]. If requested by BMS, Company personnel who prepared the report will meet with BMS, which may be by teleconference, to discuss and answer any questions or comments that BMS might have on the report and Company’s commercialization activities during the [***] day period following delivery of such written report to BMS.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Manufacture and Supply. As between the Parties, Company shall be solely responsible at its expense for all of its requirements for making or having made all of its requirements of the Licensed Compounds and/or Licensed Products, except for Transferred Materials.

ARTICLE 8

FINANCIAL TERMS

In consideration of the rights granted by BMS to Company pursuant to this Agreement, Company shall make the payments provided for in this Article 8.

8.1 Initial Payment. Company shall:

8.1.1 Within [***] after the Effective Date, pay to BMS a nonrefundable, noncreditable payment of Six Million Dollars ($6,000,000) in cash by wire transfer into an account designated in writing by BMS; and

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.1.2 Within [***] after the Effective Date, issue to BMS preferred stock of Company equal to eight percent (8.0%) of Company’s capital stock on a fully-diluted basis at the time of issuance, and concurrent with any subsequent issuances of equity by Company, BMS shall be entitled to receive without any additional consideration that number of additional shares of Company preferred stock as is required for BMS to maintain its eight percent (8.0%) equity ownership in Company (on a fully-diluted basis); provided that this anti-dilution right shall apply only until the earlier to occur of (i) the date by which Company shall have raised [***] in proceeds from equity financings in the aggregate and (ii) the date by which Company’s pre-money valuation is equal to [***] or more in connection with the closing of an equity investment of not less than [***] that includes an investment of not less than [***] by external investors that are not, nor have ever been, Affiliates of Company or of any of the stockholders of Company prior to the closing of such equity financing; provided further that with respect to equity financings in excess of such [***] or pre-money valuations in excess of [***], BMS shall have the right (but not the obligation) to participate, in its sole discretion, in any such financings on the same terms and conditions (including price) as the other investors in order to maintain its eight percent (8.0%) ownership interest in Company (on a fully diluted basis). The shares of preferred stock issued by Company to BMS will have the same rights and privileges, and be subject to the same terms and conditions (e.g., voting rights, registration rights, rights of co-sale, etc.), as the preferred stock issued in connection with Company’s Series A financing, the term sheet for which is attached hereto as Appendix 7. For clarity, “fully-diluted” shall not include authorized but unissued options.

8.2 Milestone Payments.

8.2.1 Development Milestones. Company shall pay to BMS the following one-time milestone payments set forth in the table below within [***] after the first achievement of the specified milestone event by Company, its Affiliates, and Sublicensees for the first Licensed Product to achieve such milestone event. Company shall provide written notice to BMS within [***] after the first achievement of the specified milestone event by Company, Affiliates, and Sublicensees. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments:

[***]

For purposes of this Section:

(i) The set of milestone payments in the table above shall be payable by Company to BMS upon the first achievement of each such milestone event for the first Licensed Compound to achieve the milestone event.

(ii) For each additional Licensed Compound that subsequently achieves the same milestone event that the first Licensed Compound achieved, the milestone payment for such additional Licensed Compound shall be (1) fifty percent (50%) of the payments set forth in the above table and (2) subject to credit or deferral as set forth in clause (iii) below.

(iii) If Development is discontinued for a Licensed Compound before the Regulatory Approval(s) is obtained in the U.S., the EU or Japan for that Licensed Compound, the milestone payments achieved for the next most advanced subsequent Licensed Compound in Development, will be waived for any previously paid milestone payments for that discontinued Licensed Compound.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iv) [***].

(v) [***].

(vi) [***].

(vii) [***].

(viii) [***].

(ix) [***].

(x) [***].

(xi) [***].

(xii) [***].

8.2.2 Sales-Based Milestones. The following sales based milestone payments shall be payable by Company to BMS when the annual worldwide Net Sales in a calendar year of Licensed Product by Company, its Affiliates and Sublicensees first reach or exceed the specified thresholds:

Annual Worldwide Net Sales	Milestone Payment
$[***]	$	[***]
$[***]	$	[***]
$[***]	$	[***]
$[***]	$	[***]

Total		$50 million

Such milestone payments shall be payable one-time for a particular Licensed Product within [***] following the end of the calendar year after the Licensed Product first reaches the net sales threshold. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

8.3 Sublicense Revenue Sharing. In addition to the milestones and royalty payments set forth in Sections 8.2 and 8.4, Company shall pay to BMS the following percentage of all Sublicense Revenues Company receives in connection with any Sublicense or any assignment of rights to the BMS Patents, the Licensed Compounds and/or Licensed Products, depending on the stage of Development of the most advanced Licensed Compound or Licensed Product that is subject to the applicable Sublicense or such assignment:

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DEVELOPMENT STAGE OF LICENSED COMPOUND OR LICENSED PRODUCT AS OF THE DATE OF THE SUBLICENSE
	[***]		[***]		[***]
PERCENT OF SUBLICENSE REVENUES PAYABLE TO BMS	[	***]%	[	***]%	[	***]%

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DEVELOPMENT STAGE OF LICENSED COMPOUND OR LICENSED PRODUCT AS OF THE DATE OF THE ASSIGNMENT
	[***]		[***]
PERCENT OF SUBLICENSE REVENUES PAYABLE TO BMS	[	***]%	[	***]%

Notwithstanding the foregoing, in the event Sublicense Revenue received by Company from a Sublicensee is for the same milestone event or royalty tier that Company pays BMS under this Agreement, the percent stated in the tables above shall apply only to Sublicense Revenue that is [***] the payment Company pays to BMS for the same milestone event or royalty tier under this Agreement ([***]).

[***]

For clarity, the percent stated in the above tables shall apply to any particular Sublicense Revenue that is not included in the Agreement (e.g., the upfront payment from the Sublicensee or a milestone payment for a milestone event not included in the Agreement).

8.4 Royalty Payments.

8.4.1 Subject to the terms of this Agreement Company shall pay to BMS tiered royalties based on the total annual worldwide Net Sales in the Territory of each Licensed Product (including all indications and formulations for such Licensed Product) during the applicable Royalty Term for such Licensed Product. The royalty payable with respect to each particular Licensed Product shall be calculated by multiplying the applicable royalty rate below by the portion of total annual worldwide Net Sales in the applicable tier in a Calendar Year of the applicable Licensed Product by Company, its Affiliates, and Sublicensees in the Territory, as follows.

Portion of total annual worldwide Net Sales in a Calendar Year for such Licensed Product that falls within the following tiers:	Royalty Rate
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.4.2 Royalty Term. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country until the later of (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country, (ii) the expiration of the last to expire Valid Claim in the BMS Patent Rights that would be infringed by the manufacture, use, sale, importation or offer for sale in such country of a given Licensed Product (including by reasons of extensions thereof under applicable Laws, including patent term extensions, pediatric exclusivity or supplemental protection certificates or their equivalents in any country), or (iii) the expiration of any regulatory or marketing exclusivity for such Licensed Product in such country, including but not limited to any data exclusivity (the “Royalty Term”); provided that, if (ii) does not apply or no longer applies, the royalty payable by Company to BMS for the remainder (if any) of the Royalty Term with respect to such Licensed Product shall be determined by a royalty rate equal to [***] percent ([***]%) of the royalty rate set forth in Section 8.4.1.

8.4.3 Royalty Conditions. The royalties under Section 8.4.1 shall be subject to the following conditions:

(a) only one royalty shall be due with respect to the same unit of Licensed Product;

(b) no royalties shall be due upon the sale or other transfer among any Related Party, but in such cases the royalty shall be due and calculated upon the Related Party’s Net Sales of Licensed Product to the first non-Related Party; and

(c) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by any Related Party as part of an expanded access program or as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes or for the performance of clinical trials, provided, in each case, that such Related Party does not receive any payment for such Licensed Product exceeding the cost of goods.

8.4.4 Royalty Reduction.

(a) If (i) Company, in its reasonable judgment, determines that it is required to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patent Rights as a result of the practice of the BMS Patent Rights and/or the BMS Know-How in connection with the Development and/or Commercialization (but excluding manufacturing) of any Licensed Product, (ii) such Third Party’s Patent Rights [***], and (iii) Company is required to pay to such Third Party a royalty or milestone payments in consideration for the grant or maintenance of such license (“Third Party Compensation”), then the amounts that would otherwise have been payable as royalties to BMS under this Agreement shall be reduced by [***] percent ([***]%) of all Third Party Compensation payable by or on behalf of Company to such Third Party, provided that, in no event shall the royalty reductions described in this Section 8.4.4(a) act to reduce the royalties payable by Company to less than [***] percent ([***]%) of the amounts payable by Company for a given [***] pursuant to Section 8.4.1.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) If, during the Royalty Term in a particular country where one or more Generic Products with respect to a Licensed Product are sold in that country, the royalty rates set out in Section 8.4.1 shall be reduced:

(i) by [***], in the event that in any calendar quarter such Generic Product(s), by unit equivalent volume in such country, exceed a [***] share of the market;

(ii) by [***], in the event that in any calendar quarter such Generic Product(s), by unit equivalent volume in such country, exceed a [***] share of the market; and

(iii) by [***], in the event that in any calendar quarter such Generic Product(s), by unit equivalent volume in such country, exceed a [***] share of the market.

(c) Notwithstanding the foregoing, in no event shall the royalty reductions described in this Section 8.4.4 act to reduce the royalties payable by Company to less than [***].

8.4.5 Forecast. The Company shall provide on or before September 30 of each Calendar Year a non-binding good faith forecast of sales and royalties for the entire current and next Calendar Year.

8.4.6 Effect of Patent Challenge. In the event Company (or any of its Affiliates or Sublicensees) challenges or knowingly assists (other than in response to a subpoena or court order), including without limitation by providing information, documents, advice, and/or funding, a challenge to the validity, scope, patentability or enforceability of any of the BMS Patent Rights, and such challenge is unsuccessful either because (i) Company files a suit or initiates another legal proceeding challenging the validity or enforceability of any such BMS Patent Right and then withdraws or terminates the suit or proceeding, (ii) any challenged claim that would be infringed but for the license has been upheld, even in amended form, as determined by a court of competent jurisdiction or other legal tribunal, or (iii) Company, in connection with such challenge, fails to produce reasonably credible evidence demonstrating the invalidity or unenforceability of all applicable patent claims in the BMS Patent Rights in such country; then the royalty rates set forth in Section 8.4.1 above shall be increased by [***] of the percentages set forth above ([***]), retroactively effective to the date that such suit or other legal proceeding was filed or otherwise formally initiated.

8.5 Manner of Payment. All payments to be made by Company under this Agreement shall be made in U.S. Dollars by electric fund transfer of immediately available funds to such bank account as shall be designated by BMS. Late payments shall bear interest at the rate provided in Section 8.10.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.6 Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Company shall furnish to BMS a written report, within [***] days after the end of each [***] (or portion thereof, if this Agreement terminates during a [***]), showing the amount of royalty due for such [***] (or portion thereof). Royalty payments for each [***] shall be due at the same time as such written report for the [***]. With each [***] payment, Company shall deliver to BMS a full and accurate accounting to include at least the following information:

8.6.1 the total gross sales for each Licensed Product (by country) by Company and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.2 the deductions by category of permitted deductions set forth in the Net Sales definition;

8.6.3 the total Net Sales for each Licensed Product (by country) by Company and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.4 the calculation of royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

8.6.5 withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties; and

8.6.6 the exchange rates used in determining the amount of Dollars payable hereunder.

If no royalty or payment is due for any royalty period hereunder, Company shall so report.

8.7 Sales Record Audit.

8.7.1 Company shall keep, and shall cause each of its applicable Related Parties, if any, to keep, complete, true and accurate books of accounts and records in accordance with GAAP, including gross sales in accordance with GAAP and any deductions thereto in accordance with this Agreement’s Net Sales definition in connection with the calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.

8.7.2 Such books of accounting of Company and its Affiliates shall be kept at their principal place of business and, with all necessary supporting data and records, shall during all reasonable times for the [***] next following the end of the Calendar Year to which each shall pertain, be open for inspection not more than [***] per Calendar Year at reasonable times by an independent certified public accountant selected by BMS and as to which Company has no reasonable objection, at BMS’ expense, for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding [***].

8.7.3 Company shall include in its Sublicense Agreements with any Sublicensees, a right for Company to inspect or have such an accountant inspect, not more than [***] during any Calendar Year, the books of accounting and such supporting data and records of such Sublicensees for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding [***].

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.7.4 Results of any inspection under Section 8.7.2 or 8.7.3 shall be made available to both Company and BMS. The independent, certified public accountant shall disclose to BMS only the amounts that the independent auditor believes to be due and payable hereunder to BMS, details concerning any discrepancy from the amount paid (including the reasons therefor) and the amount due, and shall disclose no other information revealed in such audit.

8.7.5 Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to BMS such compliance or noncompliance by Company, and any applicable Related Parties (who must agree in the Sublicense Agreement that such audit report may be disclosed to BMS). The results of each inspection, if any, shall be binding on both Parties. BMS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Calendar Year shown by such inspection of more than [***] of the amount paid, Company shall pay for such inspection. Any underpayments shall be paid by Company within [***] days after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. If no further royalty payments are owed to BMS, BMS shall reimburse Company for the amount of the overpayment within [***] days.

8.8 Currency Exchange. The Company’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars, provided such methodology is used by the Company in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by the Company’s independent certified public accountants in connection with the audit of the consolidated financial statements of Company, and is used for the Company’s external reporting of foreign currency operating results.

8.9 Taxes.

8.9.1 Each Party will pay any and all taxes levied on account of all payments it receives under this agreement.

8.9.2 If laws or regulations require that taxes be withheld with respect to any royalty payments by Company to BMS under this Agreement, Company will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to BMS within [***] days following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. BMS will pay any and all taxes levied on account of all payments it receives under this Agreement; provided, that notwithstanding the foregoing, in the event that payments are made by Company other than from the mainland U.S. (e.g., as a result of an assignment under Section 15.4.2), then Company shall, in addition to complying with the foregoing, pay an amount to BMS such that when any taxes that are required to be withheld have been deducted, BMS receives that amount it would have received had the payment been made from the mainland U.S.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.9.3 The Parties shall cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.10 Interest Due. Without limiting any other rights or remedies available to BMS, Company shall pay BMS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

8.11 Company Financial Report. Until Designated Approval of the first Licensed Product, Company shall send BMS (to the contact as specified in writing by BMS) an updated then-current financial statement for Company for each Calendar Year within [***] days following the end of such Calendar Year. The first such report shall be due with respect to partial Calendar Year ended December 31, 2017, provided such first report shall be unaudited.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES;

DISCLAIMER; LIMITATION OF LIABILITY

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement has been duly executed and delivered on behalf of such Party, and is legally binding and enforceable on each Party in accordance with its terms, (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party, (v) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party, (vi) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and (vii) neither such Party, nor any of its employees, officers, subcontractors, or consultants who have rendered services relating to the Licensed Compounds: (a) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred by the FDA under 21 U.S.C. Section 335a or (b) has ever been under indictment for a crime for which a person or entity could be so debarred.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2 Representations, Warranties, and Covenants of BMS. BMS represents and warrants to Company that, as of the Effective Date:

9.2.1 BMS owns and Controls the BMS Patent Rights and BMS Know-How and has the full power and authority to grant the licenses under this Agreement, and no rights granted to Company pursuant to this Agreement are in violation of any existing agreement between BMS or any of its Affiliates and any Third Party;

9.2.2 there is no pending litigation or proceeding, or litigation or proceeding that has been threatened in writing, which alleges, or any written communication alleging, that BMS’ activities with respect to the research, Development or manufacture of the Licensed Compounds prior to the Effective Date have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any Third Party;

9.2.3 no Third Party has challenged in writing, and there is no pending litigation or proceeding, or litigation or proceeding that has been threatened in writing challenging, the ownership, scope, duration, validity, enforceability, priority or right to use any BMS Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court);

9.2.4 To BMS’ Knowledge, the BMS Patent Rights are valid and enforceable;

9.2.5 all fees required to be paid by BMS in any jurisdiction in order to maintain the Patent Rights licensed to Company hereunder have, to BMS’ Knowledge, been timely paid as of the Effective Date and, to BMS’ Knowledge, the claims included in any issued patents included in such Patent Rights are in full force and effect as of the Effective Date;

9.2.6 BMS has not previously assigned, transferred, conveyed, or granted any license or other rights to its right, title and interest in the BMS Patent Rights or the BMS Know-How, in any way that would conflict with or limit the scope of any of the rights or licenses granted to Company hereunder;

9.2.7 BMS’ right, title and interest to all the BMS Patent Rights are free of any lien or security interest;

9.2.8 none of the BMS Patent Rights listed in Appendix 1 is licensed from a Third Party and BMS is not subject to any contractual payment or other obligations to any Third Party as a result of the execution of this Agreement or the Development, manufacture or Commercialization of the Licensed Compounds and/or Licensed Products in the Field in the Territory;

9.2.9 none of the BMS Patent Rights, nor any of the Licensed Compounds or Licensed Products, were Developed using any U.S. Government or agency funding and are not subject to any obligations or restrictions under 35 USC §200-212 and 37 CFR 401;

9.2.10 except as set forth in Appendix 1, BMS and its Affiliates do not own or control any other Patent Rights that are necessary or, to BMS’s Knowledge as of the Effective Date, reasonably useful to carry out the Development of Licensed Compounds and/or Licensed Products as contemplated by the Development Plan attached as Appendix 2 hereto;

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.2.11 subject to Section 3.1.2, to BMS’ Knowledge, the documents, data and information that are included in the BMS Know-How transferred to Company pursuant to Section 3.1 constitute all of the Know-How owned or Controlled by BMS that is reasonably necessary or useful for the Development or manufacture of the Licensed Compounds in accordance with the terms of this Agreement;

9.2.12 to BMS’ Knowledge, the BMS Patent Rights and BMS Know-How and the exercise of Company’s rights in connection therewith as contemplated by this Agreement, and the Licensed Compounds and Licensed Products as contemplated by this Agreement, including the use of the Licensed Compounds and Licensed Products by BMS prior to the Effective Date, did not and do not infringe, violate or misappropriate the intellectual property rights of any Third Party; and

9.2.13 to BMS’ Knowledge, BMS is not conducting any clinical Development of a Competitive Compound and is not actively exchanging written term sheets or draft agreements with a Third Party to in-license a Competitive Compound.

9.3 Representations and Warranties of Company. Company represents, warrants and covenants that

9.3.1 it shall not engage in any activities that use the BMS Patent Rights and/or BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder;

9.3.2 all of its activities related to its use of the BMS Patent Rights and BMS Know-How, and the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products, pursuant to this Agreement shall comply with all applicable Law;

9.3.3 prior to filing the first drug application (i.e., an NDA or its foreign equivalent) for a Licensed Product, Company to its knowledge shall have all licenses that are necessary in order for the manufacture, use or sale of such Licensed Product not to infringe the intellectual property of any Third Party known to Company as of such date, but excluding licenses applicable to any Third Party issued patents for which Company shall have obtained a well-reasoned, written opinion of an outside patent attorney that Company’s activities under the scope of this Agreement are not reasonably likely to infringe any Valid Claim of such Third Party issued patent; and

9.3.4 it has sufficient resources, including without limitation, qualified personnel and contractors with the requisite skill and expertise, to Develop and Commercialize the Licensed Compounds and Licensed Products in accordance with the terms of this Agreement.

9.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

PURPOSE WITH RESPECT TO ANY LICENSED COMPOUNDS, LICENSED PRODUCTS, TRANSFERRED MATERIALS, THE BMS PATENT RIGHTS OR BMS KNOW-HOW OR ANY RIGHT OR LICENSE GRANTED BY BMS HEREUNDER, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BMS THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BMS PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE BMS PATENT RIGHTS, BMS KNOW-HOW AND TRANSFERRED MATERIALS CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY A PARTY OF ARTICLE 11 HEREOF, TO A BREACH BY COMPANY OF SECTION 5.6, THE WILLFUL BREACH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY A PARTY, OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE 12. EXCEPT FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO BMS’ INDEMNITY OBLIGATIONS UNDER ARTICLE 12, BMS SHALL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND (INCLUDING DIRECT DAMAGES) IN AN AMOUNT GREATER THAN [***]. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING LIMITATION SHALL NOT APPLY TO OR LIMIT ANY INFRINGEMENT CLAIM BROUGHT BY A PARTY UNDER THE PATENT LAWS OF ANY COUNTRY.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; PATENT

EXTENSIONS

10.1 Inventions. Inventorship of inventions conceived or reduced to practice in the course of research and other Development activities under this Agreement shall be determined by application of United States patent Laws pertaining to inventorship. If such inventions are jointly invented in the course of such Development activities by one or more employees or consultants or contractors of both Parties, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such patent or patent application shall be jointly owned (“Joint Patent Rights”) provided that, BMS’ interest in any Joint Patent Rights shall be deemed to be and included within the BMS Patent Rights. If such an invention is solely invented by an employee or consultant of a Party, such invention shall be solely owned by such Party, and any patent filed claiming such solely owned invention shall also be solely owned by such Party,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

provided that, any such patent filed claiming an invention solely invented by an employee or consultant of BMS shall be deemed to be and included within the BMS Patent Rights. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103(c), as amended, to develop the Licensed Compounds and/or Licensed Products. Each Party shall enter into binding agreements obligating all employees and consultants performing activities under or contemplated by this Agreement, including activities related to the BMS Patent Rights, Licensed Compounds or Licensed Products, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee or consultant is providing its services. With respect to contractors, Company shall use good faith and reasonable efforts to secure an agreement from such contractor to assign or license (with the right to sublicense) to Company inventions (and patent rights covering such inventions) made by such contractor in performing such services for Company.

10.2 Filing, Prosecution and Maintenance of BMS Patent Rights. Company will have lead responsibility, using outside patent counsel selected by Company (such determination and outside patent selection to be subject to BMS’ approval, such approval not to be unreasonably withheld, delayed or conditioned), for the preparation, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the BMS Patent Rights (including the Joint Patent Rights). Company shall be responsible for the costs incurred with respect to the filing, prosecution and maintenance of the BMS Patent Rights. Company shall provide BMS with [***] updates of the filing, prosecution and maintenance status for each of the BMS Patent Rights, and shall within a reasonable period of time, but at least [***] days prior to the deadline to respond (and earlier if practicable) provide copies of any material and/or substantive official correspondence to or from patent offices. The Parties shall reasonably consult with and cooperate with respect to the preparation, prosecution, defense and maintenance of the BMS Patent Rights, including by providing assistance as described in Section 3.2, and will confer regarding where to prosecute the BMS Patent Rights. Company shall not take any action during prosecution and maintenance of the BMS Patent Rights that would materially adversely affect them (including reduction in claims scope), without BMS’ prior express written consent (which consent shall be considered to be given if Company notifies BMS of proposed claim amendments or cancellations and BMS fails to object within [***] days of such notification). BMS shall not take any action with respect to any BMS Patent Rights while Company is responsible for the prosecution and maintenance of such BMS Patent Rights, that would adversely affect such BMS Patent Rights (including express abandonment thereof), without Company’s prior express written consent. Company may file a notice with governmental patent offices of the exclusive license to the BMS Patent Rights granted to Company hereunder. Post-grant proceedings involving the BMS Patent Rights, including oppositions, cancellations, inter partes review, and the like, shall be conducted by Company at the expense of Company, and Company shall within a reasonable period of time notify BMS of the initiation of such proceeding (or vice versa) and BMS shall reasonably cooperate with Company in any such proceeding, and Company shall give BMS the reasonable opportunity to participate, [***], and BMS shall also participate and appear as necessary under the applicable rules governing the proceeding. Any settlement or compromise of such post-grant proceeding shall be subject to the approval of BMS, which approval shall not be unreasonably withheld, delayed or conditioned.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.3 Patent Abandonment.

10.3.1 The Parties will confer and must mutually agree before any of the BMS Patent Rights may be abandoned in any Major Market Country; provided that BMS shall not unreasonably withhold, delay or condition its consent to a request by Company to abandon a BMS Patent Right if such abandonment will not adversely affect the amount or duration of any royalty payable to BMS hereunder. Company shall provide BMS with notice of the allowance and expected issuance date of any patent within the BMS Patent Rights, or any of the deadline for filing a new patent application, and BMS shall provide Company with prompt notice as to whether BMS desires Company to file such new patent application.

10.3.2 Subject to Section 10.3.1, in the event that Company decides either (a) not to continue the prosecution or maintenance of a patent application or patent within the BMS Patent Rights in any country, or (b) not to file any new patent application requested to be filed by BMS, Company shall provide BMS with express written notice of this decision at least [***] days prior to any pending lapse or abandonment thereof, or if a decision not to continue prosecution or maintenance is responsive to an official communication from governmental agency that is received by Company less than [***] days prior to a deadline for taking action in response thereto, then the deadline for giving such notice to BMS shall be [***]% of the time remaining for response after such communication is received by Company. In such event, provided that the Parties have not expressly agreed to abandon a patent or not file a patent application under Section 10.3.1, then Company shall provide BMS with an opportunity to assume responsibility for all external costs reasonably associated with the filing and/or further prosecution and maintenance of such patent application and any patent issuing thereon (such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above). In the event that BMS assumes such responsibility for such filing, prosecution and maintenance costs, Company shall transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to BMS and, except with respect to any Joint Patent Rights in which Company will retain its joint ownership interest as set forth in Section 10.1, Company shall no longer have any right or license in and to such patent application and patents issuing therefrom under this Agreement. In such case, Company shall provide BMS with an update of the filing, prosecution and maintenance status for each of such patent applications and patents, including copies of any material official correspondence to or from patent offices. Company shall reasonably consult with and cooperate with BMS with respect to the preparation, prosecution and maintenance of such patent applications and patents. Company shall not take any action during prosecution and maintenance of the BMS Patent Rights that would materially adversely affect them, without BMS’ prior express written consent, such consent not to be unreasonably withheld, delayed or conditioned if such action will not adversely affect the amount or duration of any royalty payable to BMS, and which consent shall be considered to be given if Company notifies BMS of proposed claim amendments or cancellations and BMS fails to object within [***] days of such notification.

10.4 Enforcement of BMS Patent Rights against Infringers.

10.4.1 Enforcement by Company. In the event that BMS or Company becomes aware of a suspected infringement of any BMS Patent Right in the Field, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be infringing activity involving the using, making, importing, offering for sale or selling of articles that the Party reasonably

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

believes infringes any of the Patent Rights conferred under this Agreement, such Party shall within a reasonable period of time notify the other Party , including all information available to such Party with respect to such alleged infringement, and following such notification, the Parties shall confer. Company shall have the first right, but shall not be obligated, to bring an infringement action for suspected infringement in the Field at its own expense, in its own name and entirely under its own direction and control, subject to the following: (a) BMS shall reasonably assist Company (at Company’s expense) in any action or proceeding being prosecuted for suspected infringement in the Field if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by Company or required by Law, (b) BMS shall have the right to participate and be represented in any such suit by its own counsel [***] provided that Company shall continue to direct and control such actions or proceedings, (c) no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right in the Field may be entered into by Company without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned, and further, no settlement of any such action or proceeding which pertains to the infringement of the BMS Patent Rights by virtue of the Development or Commercialization of a Licensed Compound in the Field by a Third Party that is not a Sublicensee may be entered into by Company without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.2 Timing; Enforcement by BMS. Company will have a period of [***] days after its receipt or delivery of notice and evidence pursuant to Section 10.4.1 or receipt of written notice from a Third Party that reasonably evidences such infringement of the BMS Patent Rights, to elect to so enforce such BMS Patent Rights in the applicable jurisdiction (or to settle or otherwise secure the abatement of such infringement in accordance with Section 10.4.1), provided however, that such period will be (i) more than [***] days to the extent applicable Law prevents earlier enforcement of such BMS Patent Right (such as the enforcement process set forth in or under the Hatch-Waxman Act), and provided further that if such period is extended because applicable Law prevents earlier enforcement, Company shall have until the date that is [***] days following the date upon which applicable Law first permits such proceeding, and (ii) less than [***] days to the extent that a delay in bringing such proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer. In the event Company does not so elect (or settle or otherwise secure the abatement of such infringement) before the first to occur of (A) the expiration of the applicable period of time set forth in the preceding subsections (i) and (ii), or (B) [***] days before the expiration of any time period under applicable Law, that would, if a proceeding was not filed within such time period, limit or compromise the remedies available from such proceeding, it will so notify BMS in writing and in the case where BMS then desires to commence a suit or take action to enforce the applicable BMS Patent Right in the applicable jurisdiction, BMS will thereafter have the right to commence such a suit or take such action to enforce the applicable BMS Patent Right, as applicable, [***], provided that BMS shall first consult with Company concerning the reasons Company elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. Company shall reasonably assist BMS ([***]) in any action or proceeding being prosecuted if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by BMS or required by Law. Company shall have the right to participate and be represented in any such suit by its own counsel [***]. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by BMS without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.4.3 Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall within a reasonable period of time notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.

10.4.4 Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall [***].

10.5 Infringement of Third Party Rights

10.5.1 The Parties will within a reasonable period of time notify each other of any allegation that any activity under this Agreement infringes or may infringe the intellectual property rights of any Third Party.

10.5.2 In any legal allegation related to the infringement of a Third Party intellectual property right, Company will have the first right to control, at its expense, the defense of such allegation. BMS will have the right, [***] and with its own choice of counsel, to be represented in the defense of the allegation.

10.5.3 The Parties will reasonably cooperate with each other in all respects with all matters related to the defense of any legal allegation under this section.

10.6 Patent Extensions. BMS and Company shall each reasonably cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Patent Rights covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Company shall have the right, [***], to make the election to seek patent term extension or supplemental protection with respect to the Patent Right for which such extension or supplemental protection should be sought, provided that Company shall use Commercially Reasonable Efforts to make such election so as to maximize the period of marketing exclusivity for the Licensed Product. For such purpose, for all Approvals Company shall provide BMS with written notice of any expected Approval at least [***] days prior to the expected date of Approval, as well as notice within [***] Business Days following receipt of each Approval confirming the date of such Approval. Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Patent Counsel

Telephone: [***]

Facsimile: [***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.7 Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (including any available pediatric extensions) or periods under national implementations of Article 10.1 of Directive 2001/EC/83 (and all international equivalents), Company shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products. With respect to patent listing filings in any FDA Orange Book (and equivalents) for issued patents for a Licensed Product, Company shall, consistent with its obligations under applicable Law, list in a timely manner and maintain all applicable BMS Patent Rights. At least [***] days prior to an anticipated deadline for the filing of patent listing information for BMS Patent Rights, Company shall consult with BMS regarding the content of such filing, and shall consider BMS’s comments in good faith, provided that Company shall have the final decision right with respect to such filing, including the Patent Rights to be listed in any FDA Orange Book or equivalent. BMS shall provide, consistent with its obligations under applicable Law, reasonable cooperation to Company in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.8 Notification of Patent Certification. Company shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a BMS Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to BMS within [***] days after Company receives such certification, and shall be sent to the address set forth in Section 10.4. Notwithstanding the foregoing, any such Paragraph IV Patent Certification shall be deemed to be an act of infringement hereunder of the BMS Patent Rights by a Third Party in the Field subject to the enforcement provisions of Section 10.4.

10.9 No Conflict Actions. BMS shall not be required to take any action pursuant to Sections 10.4, 10.7 or 10.8 that BMS reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree that BMS is then subject to or otherwise may create legal liability on the part of BMS.

10.10 Assignment of BMS Patent Rights. Notwithstanding any provision in this Agreement to the contrary, BMS shall have the right to transfer or assign ownership of any BMS Patent Rights as long as any such transfer or assignment is made expressly subject to the rights and licenses granted to Company under this Agreement and the transferee or assignee of the transferred or assigned BMS Patent Rights agrees in writing to prepare, prosecute, enforce and maintain such BMS Patent Rights in accordance with the terms of this ARTICLE 10.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1 Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] years thereafter, a Party receiving Confidential Information of the other Party (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2).

11.2 Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

11.2.1 is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

11.2.2 was known to the receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the disclosing Party; or

11.2.3 is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and is disclosed without any obligation to keep it confidential or any restriction on its use; or

11.2.4 is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

11.2.5 has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

11.3 Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

11.3.1 filing or prosecuting patents as set forth in this Agreement;

11.3.2 Company’s research, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) activities, including Company’s regulatory filings, with respect to Licensed Compounds and/or Licensed Product, including any Approvals or applications therefor;

11.3.3 prosecuting or defending litigation in relation to the BMS Patent Rights, BMS Know How or this Agreement, including responding to a subpoena in a Third Party litigation, provided it has used good faith and reasonable efforts to obtain a protective order for such Confidential Information;

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.3.4 subject to Section 11.4, complying with applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; provided, however, that except where impracticable, the receiving Party shall give the disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, and in the event of any such required disclosure, the receiving Party shall disclose only that portion of the Confidential Information of the disclosing Party that the receiving Party is legally required to disclose;

11.3.5 disclosure, in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, existing or potential collaborators (including existing or potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11; provided, however, that the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 11 to treat such Confidential Information as required under this Article 11; and

11.3.6 made by such Party to existing or potential acquirers or merger candidates; investment bankers; public and private sources of funding; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, provided that such Party has used good faith and reasonable efforts to secure an agreement from any such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 11.4, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to this Section 11.3 sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

11.4 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 11.4 shall in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Applicable Law (except as provided in Section 11.5 below) when advised in a written opinion of outside counsel that terms of the Agreement are required to be disclosed to comply with Applicable Law.

11.5 Securities Filings. Notwithstanding anything to the contrary in this Agreement, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

as amended, the Securities Exchange Act, of 1934, as amended, any other applicable securities Law or the rules of any national securities exchange, the Party shall notify the other Party of such intention and shall use reasonable efforts to provide such other Party with a copy of relevant portions of the proposed filing not less than [***] business days prior to (but in no event later than [***] business days prior to) such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 11.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

11.6 Publication by Company. Company may publish or present data and/or results relating to a Licensed Compound or Licensed Product developed in the Field in scientific journals and/or at scientific conferences, provided that Company shall notify BMS at least [***] days in advance of the intended submission for publication or presentation of any proposed abstract, manuscript or presentation which discloses Confidential Information of BMS or discloses a patentable invention by delivering a copy thereof to BMS. BMS shall have [***] days from its receipt of any such abstract, manuscript or presentation in which to notify Company in writing of any specific, reasonable objections to the disclosure, based on concern regarding the specific disclosure of Confidential Information of BMS, and Company will delete any BMS Confidential Information, and consider any other such objections in good faith, including whether it is necessary or advisable to delete any other information from such proposed publication. Once any such abstract or manuscript is accepted for publication, Company shall provide BMS with a copy of the final version of the manuscript or abstract.

ARTICLE 12

INDEMNITY

12.1 Company Indemnity. Company shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind brought by any Third Party (collectively “Losses and Claims”) and arising out of or relating to (a) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or any Licensed Product by or for Company or any of its Affiliates, Distributors, Sublicensees, agents and contractors, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights (except to the extent such infringement or misappropriation results from a breach of Section 9.2), or the failure to comply with applicable Law related to the matters referred to in this

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

subsection (a) with respect to any Licensed Compound or any Licensed Product, (b) the prosecution, maintenance, enforcement and defense of the BMS Patents by Company, its Affiliates, Sublicensees, representatives and agents; and/or (c) the gross negligence, recklessness or willful misconduct of Company or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Company’s performance of its obligations or exercise of its rights under this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any material breach by BMS of Article 11, or BMS having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent BMS has an indemnification obligation to Company pursuant to Section 12.2.

12.2 BMS Indemnity. BMS shall indemnify, defend and hold harmless Company and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses payable to a Third Party based on Claims brought by a Third Party arising out of or relating to (a) a material breach by BMS of Article 11 or the representations, warranties and covenants of BMS set forth in Section 4.1 and/or Article 9, (b) the gross negligence, recklessness or willful misconduct of BMS or its Affiliates or its or their respective directors, officers, employees and agents, in connection with BMS’s performance of its obligations or exercise of its rights under this Agreement, (c) personal injury arising out of the conduct by BMS of Clinical Trials for the Licensed Compound prior to the Effective Date, and/or (d) any Development, use, manufacture, or Commercialization of BMS Reversion Products by BMS following the reversion thereof to BMS pursuant to Section 13.4 in the Territory, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights arising therefrom, or the failure to comply with applicable Law related to the matters referred to in this subsection (d) with respect to any BMS Reversion Product; except in any such case for Losses and Claims to the extent reasonably attributable to any material breach by Company of Article 11 of this Agreement, failure of Company to comply with Applicable Law with respect to its Development or Commercialization of the Licensed Compounds or Licensed Products, or Company having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent Company has an indemnification obligation to BMS pursuant to Section 12.1.

12.3 Indemnification Procedure. A claim to which indemnification applies under Section 12.1 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the Party subject to the indemnification obligation (the “Indemnitor”) in writing no later than [***] days after becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld, delayed or conditioned if the settlement or compromise would impose no financial or other obligations or burdens on the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4 Insurance. Company shall, beginning with the initiation of the first Clinical Trial for a Licensed Product, maintain at all times thereafter during the term of this Agreement, and until the later of (i) [***] years after termination or expiration of this Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all states in the U.S., insurance relating to the Licensed Product from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial and product liability, that is comparable in type and amount to the insurance customarily maintained by Company with respect to similar prescription pharmaceutical products that are marketed, distributed and sold in the Territory; provided that if Company does not market, distribute and sell any such similar pharmaceutical products, such insurance shall be comparable in type and amount to the insurance customarily maintained by a company within the bio-pharmaceutical industry. Company shall name BMS as an additional insured on all related insurance policies. Within [***] days following the initiation of the first Clinical Trial for a Licensed Product, and within [***] days following any material change or cancellation in coverage, Company shall furnish to BMS a certificate of insurance evidencing such coverage as of such date, and in the case of cancellation, provide a certificate evidencing that Company’s replacement coverage meets the requirements in the first sentence of this Section 12.4. The foregoing insurance requirement shall not be construed to create a limit on the Company’s liability hereunder.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term with respect to a given Licensed Product in the applicable country.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.2 Termination by BMS. BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows:

13.2.1 Insolvency. To the extent permitted under applicable Laws, BMS shall have the right to terminate this Agreement in its entirety, at BMS’ sole discretion, upon delivery of written notice to Company upon the filing by Company in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Company or its assets, upon the proposal by Company of a written agreement of composition or extension of its debts, or if Company is served by a Third Party (and not by BMS) with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Company of an assignment for the benefit of its creditors.

13.2.2 Breach. BMS shall have the right to terminate this Agreement in its entirety, at BMS’ sole discretion upon delivery of written notice to Company in the event of any material breach by Company of this Agreement (except that this Section 13.2.2 shall not apply to any breach of Sections 5.1 or 6.1, which are covered under Section 13.2.3), provided that such breach has not been cured within [***] after written notice is given by BMS to Company; provided, however, that if such breach relates to the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by BMS. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Company has cured any such breach or default prior to the expiration of such cure period. The cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether any such material breach has occurred.

13.2.3 Termination for Failure to Develop or Commercialize. BMS shall have the right to terminate this Agreement in its entirety in the event that Company fails to fulfill its obligations to Develop Licensed Compounds and/or Licensed Products in accordance with Section 5.1, or to Commercialize Licensed Products in accordance with Section 6.1, provided that Company has not cured such breach within [***] following written notice by BMS which notice shall be labeled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and in the case of an alleged breach of Section 6.1, identifies the Major Market Country(ies) in which such breach has occurred. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Company has cured any such breach or default prior to the expiration of such cure period. The cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether any such material breach has occurred. If there is a dispute as to whether company has cured within the remaining cure period following such resolution, such dispute [***].

13.2.4 Termination for Patent Challenge.

(a) BMS shall have the right to terminate this Agreement in its entirety in the event Company (or any of its Affiliates) challenges or knowingly supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the BMS Patent Rights. BMS’s right to terminate this Agreement under this Section 13.2.4 may be exercised at any time after Company (or any of its Affiliates) may have challenged or knowingly supports (other than in response to a subpoena or court order) a challenge to the validity, scope, enforceability or patentability of any of the BMS Patent Rights. For the avoidance of doubt, an

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

action by Company or any Affiliate in accordance with Article 10 to amend claims within a pending patent application within the BMS Patent Rights during the course of Company’s prosecution and maintenance of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of BMS or to abandon a patent application of BMS during the course of Company’s Prosecution and Maintenance of such pending patent application, shall not, where undertaken in accordance with Article 9 hereof, constitute a challenge under this Section 13.2.4.

(b) If a Sublicensee of Company challenges the validity, scope or enforceability of or otherwise opposes any of the BMS Patent Rights under which such Sublicensee is sublicensed, then Company shall, at BMS’ election and upon written notice from BMS, promptly terminate such Sublicense. The Company shall include within each License Agreement with each Sublicensee a right on the part of the Company to terminate such License Agreement in the event such Sublicensee challenges or knowingly supports a Third Party in challenging (other than in response to a subpoena or court order), in a judicial or administrative proceeding, including without limitation by providing information, documents, or funding, the validity, scope or enforceability of any of the BMS Patent Rights after grant of the patent and (ii) the Company shall exercise such right to terminate the License Agreement with a Sublicensee should such Sublicensee challenge or knowingly support a Third Party in challenging (other than in response to a subpoena or court order) in a judicial or administrative proceeding the validity or enforceability of any of the BMS Patent Rights after grant of the patent. If Company fails to exercise such termination right against such Sublicensee or is unable to do so because it did not include such a provision in its Sublicense, BMS may terminate this Agreement.

13.3 Termination by Company. Company shall have the right to terminate this Agreement, at Company’s sole discretion, as follows.

13.3.1 Convenience. Company may terminate this Agreement for any reason upon four (4) months prior written notice in the case where Approval has not been obtained for a Licensed Product or upon eight (8) months prior written notice in the case where Approval has been obtained for a Licensed Product, such termination to be effective at the end of such notice period.

13.3.2 Insolvency. To the extent permitted under applicable Laws, Company shall have the right to terminate this Agreement in its entirety, at Company’s sole discretion, upon delivery of written notice to BMS upon the filing by BMS in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of BMS or its assets, upon the proposal by BMS of a written agreement of composition or extension of its debts, or if BMS is served by a Third Party (and not by Company) with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by BMS of an assignment for the benefit of its creditors

13.3.3 Breach. Company may terminate this Agreement in the event of a material breach by BMS, provided that such breach has not been cured within [***] following written notice by Company. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless BMS has cured any such breach or default prior to the expiration of such cure period.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.3.4 Safety. Notwithstanding any other provision herein to the contrary, Company shall have the right to terminate this Agreement upon written notice to BMS on a Licensed Compound-by-Licensed Compound and/or Licensed Product-by-Licensed Product basis in the event that Company reasonably determines, based upon scientific data, that there are safety and public health issues relating to the Licensed Compound and/or Licensed Product that are not expected or are at a level not expected based on available data and/or in the Approval, such that the medical benefit/risk ratio of such Licensed Compound and/or Licensed Product is sufficiently unfavorable as to materially compromise the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize the Licensed Compound and/or Licensed Product and Company determines in that such safety issue cannot be ethically addressed by a change to the Summary of Medical Product Characteristics of the Approval (“Safety Reasons”). Upon such termination for Safety Reasons, Company shall be responsible, at its expense, for the wind-down of any Development of applicable Licensed Product (including any Clinical Trials for the applicable Licensed Product being conducted by or on behalf of Company) and any Commercialization activities for applicable Licensed Product. Such termination shall become effective upon the date that Company notifies BMS in writing that such wind-down is complete.

13.4 Effect of Termination. Upon termination of this Agreement in its entirety by BMS under Section 13.2 or by Company under Section 13.3.1:

13.4.1 All rights and licenses granted to Company in Article 2 shall terminate, all rights of Company under the BMS Patent Rights and BMS Know-How shall revert to BMS, and Company and its Affiliates shall cease all use of the BMS Patent Rights, the BMS Know-How and the Transferred Materials, and shall return to BMS all unused portions of the Transferred Materials, [***]. Following the effective date of such termination, all Licensed Compounds and/or Licensed Products shall thereafter be deemed “BMS Reversion Products”.

13.4.2 With respect to all regulatory filings (including all INDs and NDAs) and Approvals and all other regulatory documents necessary to further Develop and Commercialize the BMS Reversion Products, as they exist as of the date of such termination (and all of Company’s right, title and interest therein and thereto), BMS shall determine in its sole discretion subject to applicable Laws which of these shall be (i) assigned to BMS, and Company shall provide to BMS one (1) copy of the applicable documents and filings, all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical studies and Clinical Trials of the Licensed Products as well as any final documentation to inactivate any open INDs as BMS may elect to inactivate, [***], and preparing such items in connection with such transfer, or (ii) withdrawn or inactivated [***]. For clarity, BMS shall have the right to use the foregoing material information, materials and data developed by Company solely in connection with BMS’ development, manufacture and commercialization of BMS Reversion Products. BMS shall have the right to obtain specific performance of Company’s obligations referenced in this Section 13.4.2 and/or solely in the event of failure to obtain such assignment referenced in this Section 13.4.2, Company hereby consents and grants to BMS the right to access and reference (without any further action required on the part of Company, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

relating to the BMS Reversion Products for any regulatory or other use or purpose in the Territory. Without limiting the foregoing in this paragraph, to the extent applicable, Company’s obligations under the previous sentence shall continue with respect to all countries in the Territory for which there is a failure to obtain assignment of all regulatory filings and Approvals.

13.4.3 All amounts due or payable to BMS that were accrued prior to the effective date of termination shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination; provided, that the foregoing shall not be deemed to limit Company’s indemnification obligations under this Agreement for acts or omissions incurring prior to the termination date that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the termination date.

13.4.4 BMS shall have the right to retain all amounts previously paid to BMS by Company.

13.4.5 Should Company have any inventory of any Licensed Compound included in the BMS Reversion Products suitable for use in clinical trials, Company shall offer to sell such Licensed Compound to BMS [***] (but BMS shall be under no obligation to purchase same unless it agrees to do so in writing at such time). Any such Licensed Compound that are cGMP (the “Reversion cGMP Clinical Materials”) shall be accompanied by a certificate of analysis, certificate of manufacturing, batch records and other such documentation, information materials as may be required under Applicable Law to enable use of such Reversion cGMP Clinical Material in human Clinical Trials, including written certification that such Reversion cGMP Clinical Materials were both (a) manufactured, and (b) stored and handled at all times following such manufacture, in accordance with cGMP. Except as set forth in the previous sentence, Company makes no other representations or warranties, express or implied, as to any inventory of Licensed Compound sold to BMS pursuant to this Section 13.4.5, including any warranty as to merchantability or fitness for a particular use or purpose.

13.4.6 Should Company have any inventory of any Licensed Product included in the BMS Reversion Products approved and allocated prior to termination, Company shall have [***] thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon) (the “Inventory Disposal Period”), provided however, that (i) such right shall terminate at such time that BMS purchases all remaining stocks of inventory of such BMS Reversion Product as described in this Section 13.4.6, below, and (ii) such Licensed Product shall [***] provided to such purchaser for the Licensed Product in the applicable country during the [***] preceding such termination and, in addition, such sales [***] preceding such termination. Notwithstanding the foregoing, if BMS takes over responsibility for sale of the BMS Reversion Products in any country in the Territory prior to the end of the Inventory Disposal Period, BMS shall be required to purchase all remaining stocks of saleable inventory that meets BMS specifications and return policies of such BMS Reversion Product [***]. Any such Licensed Compound that are cGMP (the “Reversion cGMP Commercial Materials”) shall be accompanied by a certificate of analysis, certificate of manufacturing, batch records and other such documentation, information materials as may be required under Applicable Law to enable sale of such Reversion cGMP Commercial Material, including written certification that such Reversion cGMP Commercial Materials were both (a) manufactured, and (b) stored and handled at all times

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

following such manufacture, in accordance with cGMP. Except as set forth in the previous sentence, Company makes no other representations or warranties, express or implied, as to any inventory of Licensed Compound sold to BMS pursuant to this Section 13.4.6, including any warranty as to merchantability or fitness for a particular use or purpose.

13.4.7 Company shall use Commercially Reasonable Efforts to provide to BMS the tangible embodiments of all Know-How owned or Controlled by Company and its Affiliates to the extent necessary for the Development and Commercialization of the BMS Reversion Products in existence as of the date of such termination, [***], and preparing and making such items in connection with such transfer (without duplicating any amounts reimbursed pursuant to Sections 13.4.2 and 13.4.10), including Company’s manufacturing processes, techniques and trade secrets for making such BMS Reversion Products and all Know-How specifically relating to any composition, formulation, method of use or manufacture of such BMS Reversion Products, such Know-How including all data generated during the term of this Agreement necessary for the development and/or commercialization of the relevant BMS Reversion Products, and BMS shall automatically have a perpetual, worldwide, transferable, sublicensable right and license under such Know-How solely for (a) researching, Developing, using, importing, selling and offering for sale BMS Reversion Products in the Territory, which license shall be exclusive for purposes of this subpart (a), and (b) making and having made BMS Reversion Products anywhere in the Territory for use, importation, sale and offer for sale in the Territory, which license shall be non-exclusive for purposes of this subpart (b). Company shall reasonably cooperate with BMS to assist BMS with understanding and using the Know-How provided to BMS under this Section 13.4.7. Such cooperation shall be limited to providing BMS with up to [***] hours of reasonable access to Company personnel by teleconference or in-person at Company’s facilities (subject to Company’s customary rules and restrictions with respect to site visits by non-Company personnel and [***]).

13.4.8 To the extent that Company owns any trademark(s) and/or domain names that pertain specifically to an BMS Reversion Product without any reference to the Company that BMS believes would be necessary for the Commercialization of a BMS Reversion Product (as then currently marketed, but not including any marks that include, in whole or part, any corporate name or logo of Company), Company shall assign (or, if applicable, cause its Affiliate to assign) to BMS all of Company’s (and such Affiliate’s) right, title and interest in and to any such registered or unregistered trademark, trademark application, trade name or internet domain name in each terminated country.

13.4.9 Company shall grant and hereby grants to BMS an exclusive, royalty-bearing (solely to the extent set forth in Section 13.4.16), non-transferable (except as provided in Section 15.4) license, with the right to grant sublicenses, under (a) any Patent Rights owned or Controlled by Company or its Affiliates as of the effective date of termination and (b) all Patent Rights owned or Controlled by Company or its Affiliates after the date of such termination claiming any invention conceived or reduced to practice by or on behalf of Company during the term of this Agreement, in each case of (a) and (b) solely to the extent covering the composition of matter, use, or manufacture of BMS Reversion Products (solely to the extent actually practiced in connection with the BMS Reversion Products as of such termination effective date) and that, in each case of (a) and (b), are necessary to Develop, manufacture or Commercialize BMS Reversion Products solely for (i) researching, Developing, using, importing, selling and

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

offering for sale BMS Reversion Products in the Territory, (ii) making and having made BMS Reversion Products anywhere in the Territory for use, importation, sale and offer for sale in the Territory. All rights in the Patent Rights owned or Controlled by Company or its Affiliates not expressly granted to BMS under this Section 13.4.9 are reserved by Company and may be used by Company for any purpose.

13.4.10 Company shall provide to BMS a copy of all data generated during the term of this Agreement necessary for the development and/or commercialization of the relevant BMS Reversion Products and assign or license (or, if applicable, cause its Affiliate to assign or license) to BMS all of Company’s (and such Affiliate’s) entire right, title and interest in and to all such data [***], and preparing and making such items in connection with such transfer ([***]).

13.4.11 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

13.4.12 Except as set forth in Section 13.4.16, BMS shall not owe any other compensation to Company for the research, Development and Commercialization of any BMS Reversion Product in the event of any such termination of the Agreement by BMS.

13.4.13 [***].

13.4.14 It is understood and agreed that BMS shall be entitled to specific performance as a remedy to enforce the provisions of this Section 13.4, in addition to any other remedy to which it may be entitled by applicable Law.

13.4.15 If Company has the capability in place as of the date of such termination to commercially manufacture and supply to BMS all or part of BMS’ requirements of the applicable BMS Reversion Products for use and sale in the Territory, if BMS so elects in its sole discretion, to the extent Company is reasonably able Company shall supply to BMS for a period not to exceed [***] (with the period of time being within the sole discretion of BMS) as much of BMS’ requirements of such BMS Reversion Products as possible for use and sale in the Territory, at a price equal to [***] (determined in accordance with GAAP) for such BMS Reversion Products, under terms and conditions as may be mutually agreed between the Parties. In the event that Company has, prior to the date of such termination, engaged a Third Party to manufacture and supply any BMS Reversion Products, Company shall use reasonable efforts, [***], to assist in the transfer of such supply arrangements to BMS. In the event that BMS terminates this Agreement under Section 13.2, to the extent Company is reasonably able Company shall supply BMS’ requirements of all such BMS Reversion Products in quantities manufactured for and supplied to Company by such Third Party for a period not to exceed [***] (with the period of time being within the sole discretion of BMS) as much of BMS’ requirements of such BMS Reversion Products as possible (not to exceed amounts needed by Company for Development and/or Commercialization by Company); provided however, if there are restrictions in the agreement between Company and such Third Party governing the manufacture and supply of such BMS Reversion Products that would preclude the period from being up to [***], then such period shall be up to as long a time as permitted under such agreement. Where Company has engaged a Third Party to manufacture and supply any BMS Reversion Products to Company and BMS elects to have Company supply any portion of BMS’ requirements of such BMS Reversion Products, then Company shall supply such BMS Reversion Products at a price equal to [***].

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.4.16 BMS shall pay Company a royalty equal to [***] of net sales of such BMS Reversion Product in the applicable terminated country by BMS or BMS’ Affiliates, licensees or sublicensees, provided that such termination occurs any time [***]. For purposes of this Section 13.14.16, “net sales” shall be calculated in the same manner Net Sales are defined for sales made by Company, substituting “BMS, its Affiliates and (sub)licensees” for each reference to a Related Party in such Section.

13.4.17 Nothing in this Section 13.4 shall be deemed to limit any remedy to which either Party may be entitled by applicable Law.

13.5 Effect of Termination by Company for Breach by BMS. Upon termination of this Agreement by Company pursuant to Section 13.3.2:

13.5.1 All rights and licenses granted to Company in Article 2 shall terminate, all rights of Company under the BMS Patent Rights and BMS Know-How shall revert to BMS, and Company and its Affiliates shall cease all use of the BMS Patent Rights, the BMS Know-How and the Transferred Materials, and shall return to BMS all unused portions of the Transferred Materials.

13.5.2 All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination or expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination or expiration.

13.5.3 BMS shall have the right to retain all amounts previously paid to BMS by Company.

13.5.4 Should Company have any inventory of any Licensed Product approved and allocated prior to termination for sale in a terminated country, Company shall have [***] thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon).

13.5.5 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

13.5.6 Nothing in this Section 13.5 shall be deemed to limit any remedy to which Company may be entitled by applicable Law.

13.6 Effect of Expiration of this Agreement. Upon expiration of this Agreement:

13.6.1 All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of expiration.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.6.2 BMS shall have the right to retain all amounts previously paid to BMS by Company.

13.6.3 Neither Party shall be relieved of any obligation that accrued prior to the effective date of expiration.

13.6.4 The license with respect to BMS Patent Rights and BMS Know-How granted under Section 2.1 shall convert to a non-exclusive, perpetual, irrevocable, fully paid-up license.

13.7 Scope of Termination. Termination of this Agreement shall be as to all countries in the Territory and all Licensed Compounds and all Licensed Products.

13.8 Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination: Article 1 (as applicable), Sections 8.6 through 8.10 (for three (3) years after the end of the Calendar Year in which this Agreement was terminated), Section 9.4, Section 9.5, Section 10.1, Section 10.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.8, Article 11, Article 12, whichever one of Sections 13.4, 13.5, 13.6 or 13.7 applies, this Section 13.8, Section 13.10, Article 14 and Article 15.

13.9 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

13.10 No Limitation of Remedies. Except as herein expressly provided, notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 14, to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available under applicable Law or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final determination under Article 14 of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Resolution by Senior Executives. Except as provided in Sections 8.7 and 14.3, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, including any disagreement as to whether there has been a material breach of this Agreement pursuant to Sections 13.2.2, 13.2.3,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

or 13.3.2, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***] Business Days, either Party may, by written notice to the other Party, refer the dispute to (i) the Chief Executive Officer of Company and (ii) if a scientific matter, the Executive Vice President & Chief Scientific Officer of BMS or, if a commercial matter, the Chief Commercial Officer of BMS for attempted resolution by good faith negotiation within [***] days after such notice is received; provided, however, such executive officers of Company and BMS may each designate a senior manager to whom such dispute is delegated instead for such attempted resolution.

14.2 Remedies. Except as provided in Sections 8.7 and 14.3, if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, each Party shall be free to pursue any or all available remedies at law or in equity, consistent with Section 15.8.

14.3 Injunctive Relief. Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the dispute, including any breach or threatened breach of Article 11.

ARTICLE 15

MISCELLANEOUS

15.1 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement with respect to such provision may be realized.

15.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail, return receipt requested and addressed as set forth below unless changed by notice so given:

If to Company:

Ayala Pharmaceuticals, Inc

c/o PHS Corporate Services

1313 N. Market Street, Suite 5100

Wilmington, DE 19801

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If to BMS:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President, Business Development

With a copy to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President & Assistant General Counsel, Business Development and Licensing

Any such notice shall be deemed delivered on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party notifies the other Party within a reasonable period of time and further provided that the affected Party shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4 Assignment.

15.4.1 BMS may, without Company’s consent, (x) assign, delegate or transfer some or all of its rights and obligations hereunder to any Affiliate of BMS, and (y) assign or transfer, in connection with any transfer or assignment of all of the BMS Patent Rights and BMS Know-How, to any Third Party (including a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of BMS to which this Agreement relates).

15.4.2 Company may assign or transfer all of its rights and obligations hereunder without BMS’s consent to a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Company (and so long as such assignment or transfer includes, without limitation, all Approvals, all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, however, that such successor in interest shall have agreed prior to such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.4.3 Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding on, the Parties’ permitted successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning, non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.4.4 In the event that BMS assigns, delegates or otherwise transfers this Agreement, in whole or in part, to an Affiliate of BMS, BMS hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to Company. In the event that Company assigns or otherwise transfers or assigns this Agreement to an Affiliate of Company, Company hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to BMS. If Company transfers or assigns this Agreement, and such transfer or assignment has an adverse tax consequence to BMS, then Company shall make additional payments BMS under this Agreement to provide BMS the payments that would have been due to BMS had such transfer or assignment not occurred. For clarity, the Company shall not be responsible for the payment of capital gains taxes incurred by BMS associated with BMS’s equity ownership in Company.

15.4.5 Notwithstanding anything to the contrary in this Agreement, in the event of any such transfer or assignment to a Third Party (including a successor in interest by reason of merger, consolidation or sale of assets permitted), the intellectual property rights of the acquiring party (if other than one of the Parties) or the acquired party (if acquired by a Party or its Affiliates) shall not be included in the technology licensed to the other Party hereunder to the extent (x) held by such Third Party that is acquired or is acquiring such Party prior to such transaction, or (y) such technology is developed thereafter outside the scope of activities conducted with respect to the Licensed Compounds or Licensed Products.

15.5 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by each of the Parties.

15.7 Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.8 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts for the State of Delaware for the purposes of any suit, action, dispute, or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state and federal courts for the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.9 Publicity. Upon execution of this Agreement, Company may issue the press release announcing the existence of this Agreement in the form and substance as set forth in Appendix 5. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, provided, however, that any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s outside counsel, and provided, further, that Company may from time to time issue public statements relating to the ongoing Development and/or Commercialization of Licensed Compounds and/or Licensed Products (excluding disclosure of the financial terms of this Agreement) pursuant to this Agreement without the prior written consent of BMS. The Parties agree that any such required disclosure shall not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by Law, the Parties shall use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least [***] business days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

15.10 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and Company as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.11 Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.13 Counterparts; Electronic Delivery. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

15.14 Performance by Affiliates. Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent permitted under this Agreement; provided, however, that such other Party shall remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

15.15 Exports. Company agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16 Interpretation.

15.16.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

15.16.3 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement; and (f) the term “and/or” in a sentence shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.16.4 This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

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[SIGNATURE PAGE FOLLOWS]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

AYALA PHARMACEUTICALS, INC.

By:	/s/ Roni Malmuk
(Signature)

Name:	Roni Malmuk

Title:	Director & CEO

Date:	November 29, 2017

By:	/s/ David Sidransky
(Signature)

Name:	David Sidransky

Title:	Chairman of the Board of Directors

Date:	November 29, 2017

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Arthur H. Bertelsen
(Signature)

Name:	Arthur H. Bertelsen

Title:	VP, Research Collaborations

Date:	29 Nov. 2017

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1

BMS Patent Rights

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Appendix 2

Initial Development Plan

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Appendix 3

Licensed Compound

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Appendix 4

Transferred Materials to be provided by BMS

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Appendix 5

Press Release

Ayala Pharmaceuticals, founded by Israel Biotech Fund and aMoon, enters exclusive worldwide license agreement with Bristol-Myers Squibb (BMS)

Rehovot, Israel –                  2017 – Ayala, a biopharmaceutical company dedicated to developing targeted cancer therapies, announced today that they have entered into an exclusive worldwide license agreement with Bristol-Myers Squibb for two gamma secretase inhibitors in development for the treatment of cancers with altered Notch genes.

Under the terms of the license agreement, Ayala will have exclusive worldwide development and commercialization rights for BMS-906024 and 986115, two gamma secretase inhibitors previously developed by BMS as a Notch inhibitor for oncology indications. In connection with the license, Bristol-Myers Squibb received an upfront payment, became a shareholder of Ayala, and is eligible to receive certain development-, regulatory-, and sales-based milestones, as well as tiered annual net sales royalties. Ayala is responsible for all future development and commercialization of BMS-906024 and BMS986115.

Israel Biotech Fund identified the opportunity, led the due diligence and syndicated with aMoon in 2017 to form Ayala. The new company intends to develop BMS-906024 as a precision medicine for niche orphan patient populations harboring Notch activating mutations.

“We believe BMS-906024 is the best in class gamma secretase inhibitor” said Ayala’s Chairman of the Board of Directors, David Sidransky, MD. “Although most Notch targeted clinical trials have traditionally recruited non-selected populations, our approach is to target patients with specific Notch alterations whose tumors are expected to respond directly to this treatment”. Dr. Sidransky is a Co-Founder and Managing Partner of Israel Biotech Fund. He was Vice Chairman of ImClone Systems until its acquisition by Eli Lilly and the chairman and board member of several NASDAQ listed Biotech companies.

“This is an exciting opportunity in personalized therapy for Oncology, bringing new hope to cancer patients with no approved treatment options” said Roni Mamluk, PhD who joined Ayala as CEO. “We plan to initiate phase II clinical trials in 2018”. Roni Mamluk, is the former CEO of Chiasma and a member of its board of directors.

“Partnering with Ayala allows for the continued development of BMS-906024 and BMS986115 and demonstrates our commitment to seeking opportunities that enable the continued development of drug candidates that might benefit certain patients,” said Tim Reilly, Vice President, Head of Early Oncology Development at BMS. “Dr. Sidransky and Ayala are strategically positioned to focus their resources on the targeted development of these candidates for the treatment of cancers with altered Notch genes.”

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

About Israel Biotech Fund

Israel Biotech Fund is a venture fund focused on at or near clinical stage biotechnology and pharmaceutical companies with exceptional technologies or product opportunities. The Fund provides its portfolio companies not only with capital, but with executive talent, strategic, operational, and business development resources, enabling them to design and execute clinical development programs efficiently and successfully. The Managing Partners are joined by a group of top-tier biotech industry experts who act as venture advisors of the Fund and its portfolio companies.

Additional information about Israel Biotech Fund is available at www.israelbiotechfund.com.

About aMoon

aMoon fund was founded in 2016 by Marius Nacht, Co-Founder and Chairman of the Israeli cyber security giant Check Point Software, and by Dr. Yair Schindel, former CEO of the National Gov’t Bureau “Digital Israel” and former CEO of Startup Nation Central. It is a venture capital firm operating in the Israeli healthcare and life science sector focusing on companies which offer either life-saving solutions or significant cost savings for global healthcare systems. The goal of the fund is to turn Israel into a major contributor in global healthcare and to fuel the development of cutting edge healthcare innovations that will increase the number of individuals leading healthier, longer and more productive lives.

About BMS-906024

BMS-906024 is a gamma secretase inhibitor developed as a Notch inhibitor for oncology indications. Preclinical studies have shown low nM inhibitory activity for all four Notch receptors (1-4) and robust, broad-spectrum efficacy was seen in traditional and PDX (Patient Derived Xenograft) models, including T-ALL, TNBC, NSCLC, Colorectal and Pancreatic carcinoma. In phase 1b clinical studies, given once a week by iv injection, the molecule has shown remarkable PK/PD attributes and was tolerable with manageable side effects in 205 cancer patients.

Forward Looking Statements

This press release includes forward-looking statements. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from Ayala’s current expectations. Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “may,” “estimates,” “targets,” “hopes,” and other similar expressions that indicate trends and future events.

Factors that could cause Ayala’s results to differ materially from those expressed in forward-looking statements include, without limitation, delays in receiving regulatory guidance for the development of BMS-906024, uncertainties inherent in the initiation of future clinical trials, availability of data from previous clinical trials, satisfactory quantities of clinical drug product, availability of patients who meet the clinical trial enrollment criteria, availability of sufficient funding for foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of BMS-906024. Ayala undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.

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Appendix 6

Documentation to be provided

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Appendix 7

Series A Term Sheet

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Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (this “Amendment”), made and effective as of May 4, 2020 (the “Amendment Effective Date”), is by and between Bristol-Myers Squibb Company, a Delaware corporation (“Licensor”), and Ayala Pharmaceuticals, Inc., a Delaware corporation (“Licensee”), and amends that certain License Agreement between Licensor and Licensee dated as of November 29, 2017 (the “Agreement”). All capitalized terms used in this Amendment but not herein defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Parties have entered into the Agreement, as may be amended or otherwise modified from time to time in accordance with its provisions; and

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     The first sentence of Section 8.1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Within sixty [***] days after the Effective Date, issue to BMS preferred stock of Company equal to eight percent (8.0%) of Company’s capital stock on a fully diluted basis at the time of issuance, and concurrent with any subsequent issuances of equity by Company, BMS shall be entitled to receive without any additional consideration that number of additional shares of Company preferred stock as is required for BMS to maintain its eight percent (8.0%) equity ownership in Company (on a fully-diluted basis); provided that this anti-dilution right shall apply only until the earlier to occur of (i) the date by which Company shall have raised [***] in proceeds from equity financings in the aggregate and (ii) the date by which Company’s pre-money valuation is equal to [***] or more in connection with the closing of an equity investment of not less than [***] that includes an investment of not less than [***] by external investors that are not, nor have ever been, Affiliates of Company or of any of the stockholders of Company prior to the closing of such equity financing; provided further that with respect to equity financings in excess of such [***] or pre-money valuations in excess of [***] that occur prior to the initial public offering of shares of the Company’s capital stock (“IPO”), BMS shall have the right (but not the obligation) to participate, in its sole discretion, in any such financings (for the avoidance of doubt, excluding the IPO) on the same terms and conditions (including price) as the other investors in order to maintain its eight percent (8.0%) ownership interest in Company (on a fully diluted basis).”

2.     The Parties agree that, except for the modification expressly set forth in this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect. No waiver or modification of the terms or provisions of the Agreement is intended or is to be inferred, except as expressly provided in this Amendment. This Amendment shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. This Amendment and the Agreement shall hereafter be read and construed together as a single document, and all references in the Agreement to the Agreement shall hereafter refer to the

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Agreement as amended by this Amendment. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment will control. This Amendment may be executed by the Parties in separate and identical counterparts, each of which when so executed and delivered will be an original, but all of which taken together will constitute one and the same instrument. Execution may be affected by delivery of facsimiles of signature pages (and the Parties shall follow such delivery by prompt delivery of originals of such pages).

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Robert Merriman
Name:	Robert Merriman
Title:	Executive Director, Business Development

AYALA PHARMACEUTICALS, INC.

By:	/s/ Roni Mamluk
Name:	Roni Mamluk
Title:	Chief Executive Officer